Exhibit 10.1

POGO ALBERTA, ULC

-and-

POGO PRODUCING COMPANY

-and-

NORTHROCK RESOURCES LTD.

-and-

1325156 ALBERTA LTD.

-and-

ABU DHABI NATIONAL ENERGY COMPANY PJSC

SHARE PURCHASE AGREEMENT

May 28, 2007

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	17
1.3	Knowledge	18
1.4	Entire Agreement	19
1.5	Applicable Law	19
1.6	Accounting Principles	19
1.7	Disclosure	19
1.8	Schedules	20
1.9	Interpretation if Closing Does Not Occur	20
1.10	Conflicts	21
1.11	Guarantees	21

Article 2 PURCHASE AND SALE		21
2.1	Actions by Vendor and Purchaser Regarding Purchase	21
2.2	Place of Closing	22
2.3	Tender	22
2.4	Right to Withhold	22

Article 3 PURCHASE PRICE		22
3.1	Share Purchase Price	22
3.2	Payment of Purchase Price	22
3.3	Purchaser Subscription Payment	23

Article 4 REPRESENTATIONS AND WARRANTIES OF VENDOR AND THE VENDOR GUARANTOR		23
4.1	Incorporation and Registration	23
4.2	Right to Sell	24
4.3	Capitalization	25
4.4	Corporation and Subsidiaries	25
4.5	Due Authorization	26
4.6	Residence of Vendor	27
4.7	Enforceability of Obligations	27
4.8	No Other Advisors or Consultants	27
4.9	Government Authorizations	27
4.10	Benefit Plans and Labour Matters	28
4.11	Financial Statements	29
4.12	Business Carried on in the Ordinary Course	29
4.13	Environmental Matters	29
4.14	Assets	30
4.15	Material Obligations	32
4.16	Litigation	33
4.17	Intellectual Property	33
4.18	Taxes	33
4.19	Absence of Certain Changes	36
4.20	Certain Contracts, Agreements, Plans and Commitments	36
4.21	Operation of Assets	37

4.22	Books and Records	37
4.23	Corporate Registers	38
4.24	U.S. Business Activities	38
4.25	Distributions	38

Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		38
5.1	Incorporation	38
5.2	Due Authorization	38
5.3	Enforceability of Obligations	39
5.4	Investment Canada	39
5.5	Government Authorizations	39
5.6	Brokers	40
5.7	Purchaser as Principal	40

Article 6 REGARDING REPRESENTATIONS, WARRANTIES AND COVENANTS		40
6.1	Materiality	40
6.2	Nature of Survival of Vendor’s Representations, Warranties, Covenants and Indemnities and Limitations on Claims	41
6.3	Nature of Survival of Purchaser’s Representations, Warranties, Covenants and Indemnities	42
6.4	No Consequential Damages	42
6.5	No Other Representations, Warranties or Covenants of Vendor	43
6.6	No Other Representation, Warranties or Covenants of Purchaser	44
6.7	Restrictions on Claims and Actions	45

Article 7 PURCHASER’S CONDITIONS		45
7.1	Correctness and Accuracy of Representations and Warranties	45
7.2	Performance of Obligations	46
7.3	Governmental Approvals, Consents, and Authorizations	46
7.4	Other Consents and Approvals	46
7.5	No Injunctions or Restraints	46
7.6	Vendor’s Closing Deliveries	46
7.7	Termination of Debenture-Related Agreements	48
7.8	Material Damage	48

Article 8 VENDOR’S CONDITIONS		48
8.1	Correctness and Accuracy of Representations and Warranties	48
8.2	Performance of Obligations	48
8.3	Governmental Approvals, Consents, and Authorizations	49
8.4	Other Consents and Approvals	49
8.5	No Injunctions or Restraints	49
8.6	Purchaser’s Closing Deliveries	49
8.7	Termination of Debenture-Related Agreements	50
8.8	Deposit	50

Article 9 OTHER COVENANTS		50
9.1	Conduct of Business Prior to Closing	50
9.2	Negative Covenants	51
9.3	Dealings or Operations Regarding Assets	53
9.4	Intercorporate Obligations	54
9.5	Access to Books and Records and Other Assets	55
9.6	Confidentiality	56

9.7	Actions to Satisfy Closing Conditions	57
9.8	Preservation of Records	57
9.9	Competition Act Filing and Investment Canada Act Filing	57
9.10	Notice	58
9.11	Assignment of Confidentiality Agreements	59
9.12	Insurance	59
9.13	Employee Related Matters	60
9.14	Consent to Jurisdiction	60
9.15	Purchase Not Conditional on Financing	61
9.16	Compliance with Privacy Laws	61
9.17	Bank Accounts	62
9.18	Reserve Report	62

Article 10 INDEMNIFICATION		62
10.1	Mutual Indemnifications for Breaches of Covenants and Warranties	62
10.2	Procedures Relating to Indemnification Between Vendor and Purchaser	64
10.3	Indemnification Procedures for Third Party Claims	65
10.4	Holding of Indemnities	66
10.5	Claims Net of Insurance and Taxes	67
10.6	Mitigation	67
10.7	Adjustment to Purchase Price	67
10.8	Subrogation	68

Article 11 tax matters		68
11.1	Liabilities for Taxes	68
11.2	Tax Returns	69
11.3	Confidentiality of Tax Information	70
11.4	Section 338 Election	71
11.5	Tax Claims	71
11.6	Assistance and Cooperation	72

Article 12 TERMINATION AND CLOSING		73
12.1	Termination	73
12.2	Regarding Termination by Purchaser	73
12.3	Regarding Termination by Vendor	73
12.4	Deposit	74
12.5	Notice of Termination	74
12.6	Effect of Termination	74

Article 13 GENERAL		75
13.1	Non-Waiver	75
13.2	Public Notices	75
13.3	Assignment	76
13.4	Notices	76
13.5	Further Assurances	77
13.6	No Recourse	78
13.7	Time of the Essence	78
13.8	Amendment	78
13.9	Invalidity	78
13.10	Counterparts	78
13.11	Enforcement	78

13.12	No Third-Party Beneficiaries	79
13.13	Expenses	79

SCHEDULES

Schedule 1.1(a)	Escrow Agreement
Schedule 1.3	Knowledge Individuals
Schedule 4.2(e)	Share and Debenture Related Issuances
Schedule 4.4(a)	Additional Holdings
Schedule 4.4(c)	Subsidiaries
Schedule 4.5(e)	Defaults Due to this Agreement
Schedule 4.5(g)	Encumbrances
Schedule 4.5(h)	Change of Control Provisions
Schedule 4.10	Benefit Plans
Schedule 4.12	Business Carried on in the Ordinary Course
Schedule 4.13	Environmental Matters
Schedule 4.14(c)	Notice of Defaults
Schedule 4.14(c)	Government Proceedings
Schedule 4.14(e)	Authorizations for Expenditure
Schedule 4.14(g)	Marketing and Transportation Agreements
Schedule 4.14(h)	Futures Transactions
Schedule 4.15	Material Contracts and Liabilities
Schedule 4.15(d)	Indebtedness
Schedule 4.16	Open Litigation Claims
Schedule 4.17	Intellectual Property
Schedule 4.18(a)	Tax Audits
Schedule 4.18(f)	Taxes Not Accounted for in Charges, Accruals and Reserves
Schedule 4.18(b)	Tax Agreements
Schedule 4.18(q)	U.S. Real Property Interests
Schedule 4.19(d)	Severance and Retention Plan
Schedule 4.19(e)	Article 9 Exceptions
Schedule 4.20	Material Contracts
Schedule 4.21	Overriding Royalties
Schedule 4.25	Distributions
Schedule 5.1	Corporate, Legal and Beneficial Ownership Structure of Purchaser
Schedule 5.5	Material Governmental Authorizations – Purchaser
Schedule 7.6	Vendor’s Counsel’s Opinion
Schedule 8.6(e)	Purchaser’s Counsel’s Opinion
Schedule 9.4	Guarantees
Schedule 9.18	Reserves Report

v

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 28, 2007 among:

POGO ALBERTA, ULC
an unlimited liability corporation incorporated under the laws of Alberta

(hereinafter, “Vendor”)

- and –

NORTHROCK RESOURCES LTD.
a corporation amalgamated under the laws of Alberta

(hereinafter, the “Corporation”)

- and –

POGO PRODUCING COMPANY
a corporation incorporated under the laws of Delaware, (hereinafter, the “Vendor Guarantor”)

-and-

1325156 ALBERTA LTD.

a corporation incorporated under the laws of Alberta
(hereinafter, “Purchaser”)

-and-

ABU DHABI NATIONAL ENERGY COMPANY PJSC

a public joint stock company formed under the laws of the United Arab Emirates (hereinafter, the “Purchaser Guarantor”)

RECITALS:

A.                                   Vendor is the legal and beneficial owner of all of the Purchased Shares.

B.                                     Vendor has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Vendor, all of the Purchased Shares, on the terms and conditions of this Agreement.

C.                                     Purchaser has agreed to make the Purchaser Subscription Payment, and to cause the Corporation to direct that the amount of the Purchaser Subscription Payment be paid to PFULC in full repayment and satisfaction of the principal and accrued interest owing on the Debenture and thereafter PFULC shall cancel or otherwise terminate the Debenture.

D.                                    Vendor Guarantor has agreed to guarantee the obligations of Vendor on the terms set out herein.

E.                                    Purchaser Guarantor has agreed to guarantee the obligations of Purchaser on the terms set out herein.

IN CONSIDERATION of the covenants, agreements, representations, warranties and payments herein set forth, the Parties, the Corporation, Purchaser Guarantor and Vendor Guarantor, covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“Abandonment and Reclamation Obligations” means all past, present and future obligations of the Corporation or any of the Subsidiaries under Contracts, Applicable Laws, equity or common law to:

(a)                                  abandon wells;

(b)                                 close, decommission, dismantle and remove the tangibles and facilities that were or that are being used in connection with the Assets;

(c)                                  restore, remediate and reclaim the surface or subsurface of the lands used in connection with the wells, tangible equipment and facilities that were or are being used in connection with the Assets, including lands in or on which they are or were located and lands which are or were used to gain access to them; and

(d)                                 restore, remediate and reclaim the surface or subsurface of lands affected by seismic or other geological or geophysical exploration activities conducted by or on behalf of the Corporation or any of the Subsidiaries;

including such obligations relating to wells, facilities and tangibles which were abandoned or decommissioned, dismantled or removed prior to the Closing Date (whether or not included in the Assets).

“ABCA” means the Business Corporations Act (Alberta), as amended from time to time.

“Accounting Firm” Deloitte & Touche LLP, Chartered Accountants or another mutually agreed on, nationally recognized accounting firm.

“Allocated Interest Payable” means the amount described in the Audited Financial Statements under “Note 14 - Related Party Transactions” as “interest related to financing related to major oil and gas projects relating to Northrock,” which represents interest incurred by Vendor or its Affiliates (other than Corporation or the Subsidiaries) and allocated for accounting purposes to the Corporation as such amount may have increased or decreased from time to time following the Balance Sheet Date, and Purchaser acknowledges such increases and decreases.

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with that Person where “control”, “controlling” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract, partnership agreement, trust arrangement or other means, either directly or indirectly, that results in control in fact; provided that direct or indirect ownership of shares of a corporation carrying more than 50% of the voting rights shall constitute control of that corporation; and further provided that:

(a)                                  the Corporation and each of the Subsidiaries shall be conclusively deemed to be Affiliates of Vendor as to any matter or thing relating to the period to and including the Closing Time; and

(b)                                 the Corporation and each of the Subsidiaries shall be conclusively deemed to be Affiliates of Purchaser as to any matter or thing relating to the period after the Closing Time.

“Agreement” means this Share Purchase Agreement, including the recitals and all Schedules hereto, and includes all written instruments supplementing, amending or confirming this Share Purchase Agreement agreed to by the Parties after the date hereof.

“Amalgamation” means the amalgamation of Pogo Canada, ULC and Northrock Resources Ltd. on September 27, 2005 pursuant to laws of the Province of Alberta.

“Applicable Laws” means all laws (including Environmental Laws and Privacy Laws), statutes, rules, regulations, official directives and orders of Government Authorities (whether administrative, regulatory, legislative, executive or otherwise) including judgments, orders and decrees of courts, commissions or bodies exercising similar functions.

“Asset Acquisition Statement” has the meaning given to that term in Section 11.4(b).

“Assets” means all of the tangible and intangible property (whether real, personal, absolute or contingent, legal or beneficial or mixed), rights, benefits, privileges and other assets owned or leased by the Corporation and/or the Subsidiaries, including all oil and gas properties and the tangible equipment and miscellaneous interests owned or held by the Corporation and/or the Subsidiaries in connection therewith and any such assets in respect of which the Corporation or any of the Subsidiaries share ownership with third parties, or have a right to use.

“Audited Financial Statements” means the audited consolidated financial statements of the Corporation and the Subsidiaries for the fiscal year ended December 31, 2006 consisting of a consolidated balance sheet, a consolidated statement of earnings and retained earnings and a consolidated statement of cash flows, and the notes thereto.

“Authorizations” means, depending on the context, (a) all permits, licenses, exemptions, orders, variances, approvals, consents, authorizations, registrations, qualifications and filings with or under any Applicable Laws and having the force of law or (b) consents, approvals or notices under or pursuant to any Contracts.

“Balance Sheet Date” means December 31, 2006.

“Balance Sheet Date Reserve Report” means the Reserves Report (US) prepared by Ryder Scott with an effective date of December 31, 2006 previously delivered by the Vendor to the Purchaser.

“Base Price” has the meaning given to that term in Section 3.1(a).

“Benefit Plans” means all plans and arrangements to which the Corporation or any of the Subsidiaries is a party or by which the Corporation or any of the Subsidiaries is bound or under which the Corporation or any of the Subsidiaries has, or will have, any liability or contingent liability, relating to:

(a)                                  Pension Plans;

(b)                                 Insurance Plans; or

(c)                                  Compensation Plans;

with respect to any of its Employees or former Employees (or any dependants or beneficiaries of any such Employees or former Employees), other than statutory plans with which the Corporation or any of the Subsidiaries are required to comply, including the Canada Pension Plan and the Employment Insurance Plan, and plans administered pursuant to applicable provincial health and workers’ compensation legislation.

“Books and Records” means all books and records of the Corporation and the Subsidiaries, including financial, corporate, operations and sales books, inventory and other asset records, books of account, sales and purchase records, the Title and Operating Documents, customer files, production data, well files, equipment maintenance data, accounting records, sales and promotional data, advertising materials, cost and pricing information, supplier lists, customer lists, business reports, plans and projections and all other similar documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media but excepting therefrom all Proprietary Information.

“Business” means, collectively, the business presently and heretofore carried on by the Corporation and the Subsidiaries, each as a going concern.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located at the cities of Calgary, Alberta and Houston, Texas are open for business during normal banking hours.

“Canadian Dollars” or “Cdn $”  means lawful currency of Canada.

“Claim” means any action, claim, demand, lawsuit, audit proceeding or arbitration, or any proceeding or investigation by a Government Authority including a Tax Claim.

“Closing” means the completion of the Purchase pursuant to the terms and conditions of this Agreement.

“Closing Date” means:

(a)                                  the fifth Business Day following the day on which all of the Conditions set forth in Articles 7 and 8 have been satisfied or duly waived by the Party entitled to waive the same and notice of satisfaction or waiver has been given by the applicable Party to the other Party; or

(b)                                 such other date as the Parties may agree in writing as the date on which the Closing shall take place.

“Closing Time” means 9:00 a.m. on the Closing Date, or such other time on such date as the Parties may agree in writing, which shall be the time at which the Closing shall be deemed to take place.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act.

“Compensation Plans” means any and all employment benefits and plans relating to bonuses, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, and any other type of arrangement providing for compensation additional to base pay or salary.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, in respect of the Purchase, that:

(a)                                  an advance ruling certificate (an “ARC”) pursuant to Section 102 of the Competition Act shall have been issued by the Commissioner; or

(b)                                 a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner and supply information and a “no action letter” shall have been received from the Commissioner indicating that he is of the view that grounds do not exist at that time to initiate proceedings before the Competition Tribunal under Section 92 of the Competition Act in respect of the Purchase; or

(c)                                  the relevant waiting period under Section 123 of the Competition Act shall have expired and there shall be no threatened or actual application by the Commissioner for an order under Sections 92, 100 or 103.3 of the Competition Act.

“Conditions” means, either or both of Vendor’s Conditions and Purchaser’s Conditions, as applicable.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 14, 2007 among  the Vendor Guarantor and the Purchaser Guarantor.

“Confidential Information” means, as to any Person, all proprietary and confidential manufacturing, financial, marketing, operational, organizational, know-how, personnel, customer or vendor, technical and other data relating to the business of such person, including, without limitation, all correspondence, memoranda, notes, summaries, analyses, compilations, forecasts, studies, models, extracts of and documents and records reflecting, based upon or derived from Confidential Information, regardless of who prepares it, as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices.

“constating document” means the articles of incorporation, amalgamation or continuance, bylaws,   memorandum of association, partnership agreement, or similar constituting document of a Person, as the case may be.

“Contracts” means, with respect to any Person, any contracts, licences, leases, arrangements, agreements and commitments of that Person, and includes (i) all quotations, orders or tenders for contracts which remain open for acceptance, (ii) all manufacturers’ or suppliers’ warranties, guarantees or commitments (express or implied) and (iii) the Title and Operating Documents.

“Corporate Subsidiaries” means the Subsidiaries described in Part 1 of Schedule 4.4(c).

“Corporation” means Northrock Resources Ltd., a corporation amalgamated under the laws of Alberta.

“Corporation Trademarks” means any and all trademarks owned by the Corporation or the Subsidiaries.

“Damage or Destruction Event” means damage, destruction, condemnation, expropriation or other casualty losses or impairment of use with respect to the Assets or any part or parts of the Assets.

“Debenture” means the agreement dated September 27, 2005 among Pogo Canada, ULC, as borrower (which liability became a liability of the Corporation as a result of the Amalgamation) and Pogo Finance, ULC, as lender, evidencing debt owing in the amount of $1,319,157,330 Cdn plus any accrued interest in the form previously provided from Vendor to Purchaser.

“Deposit” has the meaning given to that term in Section 3.2(a).

“Disclosed Personal Information” has the meaning given to that term in Section 9.16(a).

“Distributions” means the aggregate amount of all distributions or payments of cash or other property made by the Corporation or any Subsidiary during the Lock Box Period pursuant to any of the following transactions, except for those transactions where the Vendor Guarantor has made a corresponding Permitted Payment to the Corporation during the Lockbox Period, to the extent of such Permitted Payment:

(a)                                  the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of or ownership interests in the Corporation or any Subsidiary;

(b)                                 the payment of transaction-related bonuses, severance or other amounts to employees of the Corporation, any Subsidiary, Vendor or Vendor’s Affiliates or which is accelerated or  arises as a result of entering into this Agreement or consummating the Purchase;

(c)                                  the payment of fees and expenses incurred or to be incurred in connection with the Purchase;

(d)                                 the entry into by the Corporation or any of its Subsidiaries of any transaction other than on arm’s length terms, to the extent the amount received or paid by the Corporation or any of its Subsidiaries is less than or exceeds, respectively, the amount which would be received or paid if at arm’s-length, including, without limitation, the forgiveness of indebtedness or any Claims not on an arm’s-length basis;

(e)                                  the sale of any Asset, or the purchase of any asset solely to the extent that the amount received or paid is less than or exceeds, respectively, the fair market value thereof;

(f)                                    the making of any gift or other gratuitous payment out of the Ordinary Course of Business or to a Related Party of Vendor other than the Corporation or Subsidiaries;

(g)                                 the revision of the terms of remuneration of any employee of the Corporation or any Subsidiary, other than in the Ordinary Course of Business;

(h)                                 the entry into by the Corporation or any of its Subsidiaries of a guarantee or indemnity relating to the obligation of a third party, other than in the Ordinary Course of Business;

(i)                                     the repayment of any principal or interest under the Debenture other than in accordance with Article 2 or Article 3;

(j)                                     the forgiveness or waiver of any debt or claim outstanding against a third party, other than in the Ordinary Course of Business;

(k)                                  the amount of repayment or settlement of any indebtedness or other obligations (including any interest, premium or penalty thereon) of the Corporation and the Subsidiaries to Vendor or any of Vendor’s Affiliates (other than to the Corporation or a Subsidiary) including pursuant to Section 9.4, other than repayment of Lock Box Period Arm’s-Length Advances and interest thereon, and other than repayment of the principal and interest on the Debenture in accordance with Article 2 or Article 3; or

(l)                                     the entry into by the Corporation or any of its Subsidiaries of any commitment to take any of the foregoing actions.

Notwithstanding the foregoing, a Distribution shall not include any payment received by the Corporation or a Subsidiary or the elimination of the Allocated Interest Payable.

“Employees” means all individuals employed by the Corporation or any of the Subsidiaries including, for greater certainty, those employees on short-term or long-term disability leave, maternity leave or other absence.

“Encumbrances” means any lien, charge, Security Interest, burden, profits interest, option, conversion privilege, pledge, restriction, lease, mortgage, encumbrance, or other adverse claim of any kind or character whatsoever.

“Environment” has the meaning ascribed thereto in the EPEA; and “Environmental” means relating to or in respect of the Environment.

“Environmental Approvals” means all Authorizations issued or required by Government Authorities pursuant to Environmental Laws with respect to the Assets or the operation of the Business.

“Environmental Documentation” means all environmental site assessments, environmental audits, environmental reports and other similar or analogous reports or documentation relating to the application of Environmental Laws to the Corporation, the Subsidiaries, the Assets or the Business.

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment or protection thereof, including but not limited to the EPEA or other Applicable Laws relating to Abandonment and Reclamation Obligations and/or the storage, generation, use, handling, manufacture, processing, transportation, treatment, release, disposal, reclamation and remediation of Hazardous Substances.

“Environmental Liabilities” means all past, present and future Liabilities and Losses of the Corporation or the Subsidiaries associated with or arising from any of the following and all costs associated therewith:

(a)                                  the manufacture, construction, processing, distribution, use, holding, collection, accumulation, generation, treatment, stabilization, storage, disposal, handling or transportation of Hazardous Substances, Petroleum Substances, oilfield wastes or produced water;

(b)                                 compliance with present and future Environmental Laws, Environmental Approvals and Applicable Laws related to employee and public health and safety matters;

(c)                                  Abandonment and Reclamation Obligations;

(d)                                 Releases of Hazardous Substances, Petroleum Substances, oilfield wastes, produced water or other substances;

(e)                                  sampling, assessment and monitoring of the Environment;

(f)                                    the removal, assessment, monitoring, sampling, response, abatement, clean-up, investigation and reporting of contamination or pollution of or other adverse effects on the Environment, including compensation of third parties for Losses suffered by them in respect thereof; and

(g)                                 the protection, reclamation, remediation or restoration of the Environment, including related human health and safety;

that relate to the Business or the Assets or any previously owned assets of the Corporation or any of the Subsidiaries or that have arisen or hereafter arise from or in respect of any past, present or future operations and activities related to the Assets, or any other activities (including activities related to the previously owned assets and any seismic programs) conducted by or on behalf of the Corporation or any of the Subsidiaries.

“Environmental Matters” means any activity, event or circumstance in respect of any of the Assets or the conduct of the Business, relating to Hazardous Substances or Petroleum Substances, including without limitation, their storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation or release on, at or into the Environment, including the movement thereof, through or in ambient air, soil, surface water, groundwater, land, wetlands or subsurface strata.

“Environmental Order” means any environmental protection order, enforcement order, control order, stop order, remedial order or other administrative complaint, direction, order or sanction issued, filed or imposed by a Government Authority pursuant to Environmental Laws.

“EPEA” means the Environmental Protection and Enhancement Act (Alberta), as amended or supplemented from time to time, and includes all Environmental Laws made in substitution therefor, in whole or in part;

“Escrow Agent” means CIBC Mellon Trust Company.

“Escrow Agreement” means an agreement among Vendor, Purchaser and the Escrow Agent in the form provided in Schedule 1.1(a).

“Exchange Rate” means, with respect to the exchange of Canadian Dollars into U.S. Dollars or U.S. Dollars into Canadian Dollars, as applicable, the noon spot rate of the Bank of Canada on the second Business Day prior to the Closing Date.

“Financial Statements” means, collectively, the Unaudited Financial Statements and the Audited Financial Statements.

“Futures Transaction” means any derivatives transaction (including an agreement with respect thereto) which is commonly referred to as a hedge transaction, rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transactions (including any option with respect to any of these transaction) or any combination of these transactions.

“GAAP” means generally accepted accounting principles in the United States.

“Government Authority” means any government, regulatory or administrative authority, government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision thereof or any municipality, district or subdivision thereof.

“Government Authorizations” means all those Authorizations referred to in part (a) of the definition of “Authorizations” in this Agreement, including any Environmental Approvals, issued to, or required by, the Corporation or any of the Subsidiaries by, any Government Authorities.

“Hazardous Substance” means any substance, or material that is prohibited, controlled or regulated by any Government Authority pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, petroleum and its derivatives and by-products and other hydrocarbons, all as defined in, judicially interpreted or pursuant to any Environmental Laws.

“Indemnification Notice” has the meaning given to that term in Section 10.2.

“Indemnified Environmental Matters” has the meaning given to that term in Section 10.1(a).

“Indemnified Environmental Liabilities” has the meaning given to that term in Section 10.1(a).

“Indemnified Party” has the meaning given to that term in Section 10.1(a).

“Indemnified Person” means a Vendor Indemnified Person or a Purchaser Indemnified Person, as applicable.

“Indemnifying Party” has the meaning given to that term in Section 10.1(a).

“Insurance Plans” means any and all employment benefits and plans relating to disability or wage continuation during periods of absence from work (including short term disability and long term disability), hospitalization, health, medical or dental treatments or expenses, life insurance, death or survivor’s benefits and supplementary employment insurance, in each case regardless of whether or not those benefits are insured or self-insured.

“Intellectual Property” means all registered patents, copyrights, trademarks (including the Corporation Trademarks), trade-names, service marks, logos, commercial symbols and industrial designs, (including applications for all of the foregoing, and renewals, divisions, extensions and reissues, where applicable, relating thereto) owned by or licensed to the Corporation or any of the Subsidiaries.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Approval” means the responsible Minister designated pursuant to the Investment Canada Act has sent a notice to the Purchaser that he is satisfied that the purchase is likely to be of net benefit to Canada or is deemed to be so satisfied pursuant to Section 21(2) of the Investment Canada Act.

“Liabilities” means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise.

“Lock Box Period” means the period from the Balance Sheet Date to and including the Closing Time.

“Lock Box Period Arm’s-Length Advances”  means cash advances made from Vendor or any of Vendor’s Affiliates (other than the Corporation or a Subsidiary) to the Corporation or a Subsidiary after the Balance Sheet Date for bona fide business purposes of the Corporation or a Subsidiary, on the terms set forth on Schedule 4.15 hereto.

“Losses” means, in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether those Claims are sustained; and also includes Taxes on a settlement payment or damage award in respect of that matter.

“Material” or “Materially” means material in relation to the Assets, taken as a whole.

“Material Adverse Effect” means any adverse effect or change that results or could reasonably be expected to result in a reduction in the fair market value of the Purchased Shares in excess of $30,000,000, whether that reduction arises from:

(a)                                  a diminution in the fair market value of the Assets (including as a result of the loss of any Assets, the impairment or loss of interests in any Assets or the forfeiture or non-existence of any Assets);

(b)                                 an increase in the amount of Liabilities of the Corporation and the Subsidiaries (on a consolidated basis);

(c)                                  the Corporation and the Subsidiaries (on a consolidated basis) being unable to operate the Business after the Closing Date on substantially the same basis as the Corporation and the Subsidiaries (on a consolidated basis) operated the Business before the Closing Date; or

(d)                                 (without duplication) a combination of the foregoing;

but does not include any adverse effect or change caused by general economic conditions or fiscal or monetary policies of Government Authorities, or resulting from any changes in the price of Petroleum Substances or any changes in the oil and gas business generally (including any change or effect resulting from any regulatory action or intervention of general application, including that resulting from changes to Applicable Law), or resulting from changes in interest rates, currency exchange rates and stock markets generally, or resulting from changes in Applicable Laws.

“Material Claim” has the meaning set out in Section 6.1(a).

“Material Contract” means any Contract of any of the following types:

(a)                                  a Contract involving payments in excess of $5,000,000 by or to the Corporation or any Subsidiary in any consecutive twelve month period (excluding any payment by way of penalty or liquidated damages);

(b)                                 a Contract evidencing indebtedness or guarantees for borrowed money, or the deferred purchase price of property, excepting any guarantees by the Corporation of any obligations of any of the Subsidiaries and any guarantees by any of the Subsidiaries of any obligations of any of the other Subsidiaries or of the Corporation; or

(c)                                  any of the agreements governing the Partnership Subsidiaries;

but does not include:

(i)                                     Title and Operating Documents;

(ii)                                  Benefit Plans;

(iii)                               Contracts exclusively between Subsidiaries or between the Corporation and one or more Subsidiaries; or

(iv)                              Contracts referred to in clauses (i) though (iv) of Section 4.14(g) that can be terminated without penalty on notice of 90 days or less, unless such Contracts are required to be listed in Schedule 4.5(h).

“Notice” has the meaning given to that term in Section 13.4.

“Ordinary Course of Business” means, with respect to an action or actions taken by a Person, that such action or actions is or are consistent with prudent industry practice and the past practices of the Person and is or are taken in the ordinary course of normal day-to-day operations of that Person.

“Outside Date” means 75 days from the date hereof; provided, however, that the Outside Date shall automatically be extended for a period of 40 days should Sections 7.3 or 8.3 be the only conditions to closing that remain unsatisfied after the initial 75-day period (other than conditions which by their terms are not capable of being satisfied until the Closing Time).

“Parties” means Vendor and Purchaser collectively; and “Party” means the applicable one of them.

“Partnership Subsidiaries” means the Subsidiaries described in Part 2 of Schedule 4.4(c).

“Pension Plans” means arrangements relating to retirement savings or pensions, including pension plans, pensions or supplemental pensions whether registered or unregistered, funded or unfunded, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Permitted Contest” means action taken by the Corporation or any Subsidiary in good faith by appropriate proceedings diligently pursued to contest any Taxes, Claim or Encumbrance, provided that proceeding with that action will not create a material risk of the forfeiture or loss of, or interference with the use or operation of the Assets.

“Permitted Encumbrance” means:

(a)                                  undetermined or inchoate liens arising in the Ordinary Course of Business and incidental to construction by or current operations of such Person (including liens of carriers, warehousemen, mechanics, materialmen, builders, operators, processors and landlords) which have not been filed pursuant to Applicable Laws against such Person or in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not due or delinquent, or if due or delinquent, any such lien which is being contested by a Permitted Contest;

(b)                                 easements, rights-of-way, covenants, servitudes, licenses, zoning or other similar rights or restrictions in respect of property owned, leased or otherwise held by that Person, whether or not recorded (including rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such property or materially impair its use in the operation of the business of that Person;

(c)                                  any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations;

(d)                                 the right reserved to or vested in any Government Authority by the terms of any lease, easement, license, franchise, grant or permit held by such Person or by any statutory provision to terminate any such lease, easement, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(e)                                  liens for Taxes, assessments or other charges or levies by Government Authorities which are not at the time delinquent or, if delinquent, are being contested in good faith by a Permitted Contest and reserved for on the Financial Statements in accordance with, and to the extent required by, GAAP;

(f)                                    rights of general application reserved to or vested in any Government Authority to levy Taxes on any of the Assets or the income therefrom, or to limit, control or regulate any of the Assets or operations in respect of the Assets in any manner;

(g)                                 all reservations, limitations, provisos and conditions in the original grants or transfers from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title, including those mentioned in Sections 61 and 62 of the Land Titles Act (Alberta);

(h)                                 public and statutory liens not yet due arising by operation of law;

(i)                                     the terms and conditions of the Title and Operating Documents, including provisions for penalties, suspensions and forfeitures arising under or pursuant to any of the Title and Operating Documents;

(j)                                     rights of first refusal applicable to the Assets which are not triggered by the Purchase;

(k)                                  the rights of third parties to purchase Petroleum Substances pursuant to production sale contracts;

(l)                                     any defects or deficiencies in title to the Assets disclosed by Vendor to Purchaser that are specifically waived in writing by the Purchaser;

(m)                               Encumbrances:

(i)                                     to secure obligations on surety or appeal bonds and other obligations of a like nature; or

(ii)                                  to secure performance of tenders, statutory obligations, leases and licenses;

provided that each of those liens is entered into in the Ordinary Course of Business and must only secure sums not overdue or sums being contested by a Permitted Contest;

(n)                                 security given by the Corporation or any Subsidiary to a public utility or any Government Authority when required by such utility or Government Authority in connection with the operation of the Business, which individually and in the aggregate do not materially detract from the value of the Assets or materially impair the use of the Assets in the operation of the Business;

(o)                                 Encumbrances reflected in Material Contracts listed in Schedule 4.20;

(p)                                 leases entered into the Ordinary Course of Business;

(q)                                 any Encumbrance registered in the Personal Property Registries in British Columbia, Saskatchewan, Alberta and the Northwest Territories, against the Corporation and its Subsidiaries as of April 30, 2007;

(r)                                    zoning entitlement and other land use and Environmental Laws by Government Authority;

(s)                                  Encumbrances in favour of, held by, or created by, Purchaser;

(t)                                    Encumbrances securing obligations of the Corporation to a Subsidiary, a Subsidiary to the Corporation, or between Subsidiaries;

(u)                                 any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Encumbrance referred to in the preceding subparagraphs, so long as any extension, renewal or replacement of such Encumbrance is limited to all or any part of the same property that secured the Encumbrance extended, renewed or replaced (plus improvement on such property) and the indebtedness or obligation secured thereby is not increased;

(v)                                 any Security Interest held by a Person encumbering the Corporation’s interest in the Assets or any part or portion thereof, in respect of which the Corporation delivers a valid written release or no interest letter to Purchaser at or prior to Closing; and

(w)                               Encumbrances described in Schedules 4.14(c), 4.14(d), 4.15 or 4.21 to this Agreement.

“Permitted Payment” means a subscription for additional shares in the Corporation in order to fund a Distribution, or a capital contribution to the Corporation in order to fund a Distribution.

“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited or unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Government Authority, or any other entity, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Personal Information” means identifiable information about an Employee.

“Petroleum Substances” means petroleum, natural gas, natural gas derived from coal and all related hydrocarbons (including liquid hydrocarbons) and all other mineral substances, whether solid or gaseous and whether hydrocarbon or not (including sulphur and hydrogen sulphide) produced in association with petroleum, natural gas, natural gas derived from coal or related hydrocarbons.

“PFULC” means Pogo Finance, ULC, an unlimited liability corporation incorporated under the laws of Alberta.

“Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (Alberta)).

“Proprietary Information” means all books and records in respect of or in connection with:

(a)                                  the valuation of the Corporation, the Subsidiaries, the Assets or the Business;

(b)                                 any advice from Vendor’s Counsel, Vendor’s Investment Bankers and any other consultant or advisor of Vendor, the Corporation or the Subsidiaries with respect to the divestiture of the Corporation, the Subsidiaries or their respective Assets or Businesses; and

(c)                                  the process and proceedings with respect to any such proposed divestiture.

“Purchase” means the purchase by Purchaser of the Purchased Shares from Vendor in accordance with the provisions of this Agreement.

“Purchase Price” has the meaning given to that term in Section 3.1.

“Purchased Shares” means all of the issued and outstanding shares in the capital of the Corporation.

“Purchaser” means 1325156 Alberta Ltd., a corporation incorporated under the laws of Alberta.

“Purchaser Guarantor” means Abu Dhabi National Energy Company PJSC.

“Purchaser Indemnified Persons” has the meaning given to that term in Section 10.1(a)

“Purchaser Subscription Payment” means the payment by the Purchaser for 1 common share in the capital of the Corporation for a subscription price equal to the amount owing under the Debenture inclusive of accrued interest through and including the Closing Date, to be denominated in U.S. Dollars.

“Purchaser’s Conditions” has the meaning given to that term in Article 7.

“Purchaser’s Counsel” means Latham & Watkins LLP and Heenan Blaikie LLP, as applicable.

“Purchaser’s Process Agent” has the meaning given to that term in Section 9.14.

“Related Party” means, in reference to a Party:

(a)                                  its Affiliates, successors and assigns;

(b)                                 its directors, officers and employees;

(c)                                  its Affiliates’ directors, officers and employees; and

(d)                                 its Representatives.

“Releases” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance, oilfield wastes or produced water into or through the Environment.

“Representatives” means, in reference to a Party, its and its Affiliates’ representatives, agents, legal counsel, consultants and advisors; and with regard to Vendor includes Vendor’s Counsel and Vendor’s Investment Bankers.

“Required Approvals” means the Competition Act Approval and the Investment Canada Approval.

“Reserves Report (US)” means a report containing estimates of the proved reserves of Petroleum Substances attributable to the Assets and to be completed in accordance with SEC guidelines and principles.

“Ryder Scott” means Ryder Scott Company Petroleum Engineers.

“SEC” means the United States Securities and Exchange Commission.

“section 338 election” has the meaning given to that term in Section 11.4(a).

“Security Interest” has the meaning given to that term under the Personal Property Security Act (Alberta).

“Senior Officers” means with respect to:

(a)                                  Vendor, the President and Secretary of the Vendor;

(b)                                 the Corporation or any Subsidiary, the President, Senior Vice President and Chief Financial Officer and Vice President (Corporate Development) thereof; and

(c)                                  Purchaser, the President and Secretary of the Purchaser.

“Subsidiary” or “Subsidiaries” means the applicable entity or entities listed in Part 1 and Part 2 of Schedule 4.4(c).

“Tax Act” means the Income Tax Act (Canada).

“Tax Claim” has the meaning given to that term in Section 11.5(a).

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, information returns, remittances and similar statements filed or required to be filed with a Government Authority or provided or required to be provided to any Government Authority in respect of Taxes.

“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Government Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and Canada and other Government Authority pension plan and workers compensation premiums or contributions including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by law with respect to any other Person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity and whether disputed or not.

“Title and Operating Documents” means documents of title to which no Related Parties of Vendor, other than the Corporation and its Subsidiaries, are parties including:

(a)                                  Freehold certificates of title, petroleum and/or natural gas leases, permits and licenses (whether freehold or Crown and similar instruments); and

(b)                                 operating procedures; unit agreements; unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements; royalty agreements; net carried interest agreements; net profit interest agreements; farmin and farmout agreements; participation and subparticipation agreements; trust declarations and agreements; agreements providing for the gathering, measurement, processing, compression or transportation of Petroleum Substances; well operating contracts and surface leases, pipeline easements, road use agreements and other contracts granting surface interests;

by virtue of which the Assets are held or which pertain to the ownership, development or operation of the Assets.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Corporation and the Subsidiaries for the three month period ended March 31, 2007, consisting of a consolidated balance sheet, a consolidated statement of earnings and retained earnings and a consolidated statement of cash flows, and the notes thereto, if any, prepared in accordance with GAAP.

“United States Dollars”, “U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

“U.S. Dollar Equivalent Amount” means, with respect to amounts denominated in Canadian Dollars, the equivalent amount in U.S. Dollars after giving effect to a conversion of such amount of Canadian Dollars to U.S. Dollars at the Exchange Rate.

“Vendor” means Pogo Alberta, ULC, an unlimited liability corporation incorporated under the laws of Alberta.

“Vendor Guarantor” means Pogo Producing Company, a corporation incorporated under the laws of Delaware.

“Vendor Indemnified Persons” has the meaning given to that term in Section 10.1(a).

“Vendor’s Conditions” has the meaning given to that term in Article 8.

“Vendor’s Counsel” means Fraser Milner Casgrain LLP.

“Vendor’s Insurance” has the meaning given to that term in Section 9.12.

“Vendor’s Interest Rate” means the rate per annum for three month Government of Canada Treasury Bills from time to time, as posted on Bloomberg screen GGR, plus 0.025% per annum.

“Vendor’s Investment Bankers” means, collectively, Goldman Sachs & Co. and TD Securities Inc.

“Vendor’s Process Agent” has the meaning given to that term in Section 9.14.

1.2                               Certain Rules of Interpretation

In this Agreement (including the Schedules):

(a)                                  all references to a time are references to local time in Calgary, Alberta;

(b)                                 unless otherwise expressly specified, all references to money amounts are to Canadian currency;

(c)                                  references to Article or Section mean and refer to the specified Article or Section of this Agreement;

(d)                                 descriptive headings or titles of Articles and Sections have been inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of those Articles or Sections, and shall not be used in interpreting those Articles or Sections;

(e)                                  use of words in the singular or plural, or with a particular gender, shall include the other and shall not limit the scope or exclude the application of any provision of this Agreement, to any Person or Persons or circumstances as the context otherwise permits;

(f)                                    whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement:

(i)                                     unless otherwise provided herein, that approval or consent may not be unreasonably withheld or delayed; and

(ii)                                  if notification of that approval or consent (or the refusal of that approval or consent) is not delivered within the applicable time limit, then, unless otherwise expressly specified herein, the Party whose consent or approval is required shall be conclusively deemed not to have provided its approval or consent;

(g)                                 unless otherwise expressly specified herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following, if the last day of the period is not a Business Day;

(h)                                 whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, that payment shall be made or action taken on the next Business Day following that day;

(i)                                     where the words “including” or “includes” appear in this Agreement, including the Schedules, those words mean “including (or includes) without limitation”;

(j)                                     any references herein to an agreement, instrument or writing shall be a reference to that agreement, instrument or writing, as amended from time to time prior to the date hereof;

(k)                                  any reference herein to a law, statute, regulation or other enactment shall be a reference to that law, statute, regulation or enactment as amended, replaced or superseded from time to time; and

(l)                                     all references in this Agreement to the words “herein”, “hereby”, “hereof”, “hereto”, and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Schedule unless expressly stated.

1.3                               Knowledge

(a)                                  Any reference in this Agreement (including in the Schedules) to “the knowledge” or “to the best of the knowledge” of Vendor, the Corporation or a Subsidiary or to any matter that Vendor, the Corporation or any Subsidiary is “aware” will be deemed to mean a reference to the actual knowledge of the applicable individuals set forth in Part 1 of Schedule 1.3 without any obligation on those individuals to make investigation or inquiry.

(b)                                 Except as provided in Section 6.5(d) or as specifically provided otherwise in this Agreement, any reference herein to the “knowledge” or to “the best of the knowledge” of Purchaser or of which Purchaser is “aware” will be deemed to mean the actual knowledge of the applicable individuals set forth in Part 2 of Schedule 1.3, without any obligation on those individuals to make investigation or inquiry.

1.4                               Entire Agreement

This Agreement, including the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  The Confidentiality Agreement shall terminate on Closing.

1.5                               Applicable Law

This Agreement shall be governed by and interpreted in accordance with the laws of Alberta and the laws of Canada applicable therein, and shall be treated in all respects as an Alberta contract.

1.6                               Accounting Principles

Except as otherwise provided herein:

(a)                                  references to generally accepted accounting principles herein means a reference to principles recommended from time to time; and

(b)                                 all accounting terms not otherwise defined in this Agreement have the meanings assigned to them;

in accordance with GAAP.

1.7                               Disclosure

Reference to any matter on any Schedule shall not be deemed to be an acknowledgement by Vendor, or to otherwise imply, that the matter meets or exceeds any applicable threshold of materiality or any other relevant threshold.  Any reference in any Schedule to a document refers to such document in the form provided by Vendor to Purchaser, which shall be a true and correct copy thereof.

1.8                               Schedules

The Schedules to this Agreement, as listed below, are attached to and are an integral part of this Agreement:

SCHEDULES

Schedule 1.1(a)	Escrow Agreement
Schedule 1.3	Knowledge Individuals
Schedule 4.2(e)	Share and Debenture Related Issuances
Schedule 4.4(a)	Additional Holdings
Schedule 4.4(c)	Subsidiaries
Schedule 4.5(e)	Defaults Due to this Agreement
Schedule 4.5(g)	Encumbrances
Schedule 4.5(h)	Change of Control Provisions
Schedule 4.10	Benefit Plans
Schedule 4.12	Business Carried on in the Ordinary Course
Schedule 4.13	Environmental Matters
Schedule 4.14(c)	Notice of Defaults
Schedule 4.14(c)	Government Proceedings
Schedule 4.14(e)	Authorizations for Expenditure
Schedule 4.14(g)	Marketing and Transportation Agreements
Schedule 4.14(h)	Futures Transactions
Schedule 4.15	Material Contracts and Liabilities
Schedule 4.15(d)	Indebtedness
Schedule 4.16	Open Litigation Claims
Schedule 4.17	Intellectual Property
Schedule 4.18(a)	Tax Audits
Schedule 4.18(f)	Taxes Not Accounted for in Charges, Accruals and Reserves
Schedule 4.18(b)	Tax Agreements
Schedule 4.18(q)	U.S. Real Property Interests
Schedule 4.19(d)	Severance and Retention Plan
Schedule 4.19(e)	Article 9 Exceptions
Schedule 4.20	Material Contracts
Schedule 4.21	Overriding Royalties
Schedule 4.25	Distributions
Schedule 5.1	Corporate, Legal and Beneficial Ownership Structure of Purchaser
Schedule 5.5	Material Governmental Authorizations – Purchaser
Schedule 7.6	Vendor’s Counsel’s Opinion
Schedule 8.6(e)	Purchaser’s Counsel’s Opinion
Schedule 9.4	Guarantees
Schedule 9.18	Reserves Report

1.9                               Interpretation if Closing Does Not Occur

If Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Purchased Shares shall be construed as having been contingent on Closing having occurred.

1.10                        Conflicts

Except as specifically provided herein, if there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.11                        Guarantees

(a)                                  In consideration of, and as an inducement for Purchaser entering into this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendor Guarantor hereby guarantees the performance by Vendor of all of its covenants, obligations and liabilities under this Agreement (the “Vendor Guarantor Obligations”) and covenants with Purchaser that Vendor Guarantor is and that it shall be directly liable as principal obligor for the performance of any of those covenants, obligations and liabilities without the necessity or requirement for Purchaser to pursue or exhaust its remedies or recourse against Vendor.  If Vendor fails to pay any amounts due under the Vendor Guarantor Obligations, the Vendor Guarantor shall make payments therefor upon demand from Purchaser provided however, that upon such payment Vendor Guarantor shall be subrogated to the rights of Purchaser with respect to amounts paid under the Vendor Guarantor Obligations.

(b)                                 In consideration of, and as an inducement for Vendor entering into this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser Guarantor hereby guarantees the performance by Purchaser of all of its covenants, obligations and liabilities under this Agreement (the “Purchaser Guarantor Obligations”) and covenants with Vendor that Purchaser Guarantor is and that it shall be directly liable as principal obligor for the performance of any of those covenants, obligations and liabilities without the necessity or requirement for Vendor to pursue or exhaust its remedies or recourse against Purchaser.  If Purchaser fails to pay any amounts due under the Purchaser Guarantor Obligations, the Purchaser Guarantor shall make payments therefor upon demand from Vendor provided however, that upon such payment Purchaser Guarantor shall be subrogated to the rights of Vendor with respect to amounts paid under the Purchaser Guarantor Obligations.

ARTICLE 2
PURCHASE AND SALE

2.1                               Actions by Vendor and Purchaser Regarding Purchase

Subject to the terms and conditions of this Agreement:

(a)                                  at the Closing Time, Vendor shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and receive from Vendor, the Purchased Shares, in consideration for the payment by Purchaser to Vendor of the Purchase Price, payable as provided for in this Agreement;

(b)                                 immediately after the Closing Time, Purchaser shall subscribe for 1 common share in the capital of the Corporation in exchange for the Purchaser Subscription Payment;

(c)                                  immediately after the Purchaser Subscription Payment occurs, the Corporation shall repay to PFULC the full amount owing under the Debenture plus any interest accrued up to and including the Closing Date in full satisfaction of the Debenture such that the Debenture and all obligations of the Corporation under the Debenture and each of the Agreements listed in Schedule 4.2(e) is terminated; and

(d)                                 at or immediately after the Closing Time, as applicable, each Party shall deliver to the other Party all documents required to be delivered by it pursuant to Article 7 and Article 8.

2.2                               Place of Closing

The Closing shall take place at the Closing Time at the offices of Vendor’s Counsel located at 3000, 237 - 4th Avenue, SW, Calgary, Alberta, or at such other place as may be agreed on in writing by Vendor and Purchaser.

2.3                               Tender

Any tender of documents or money under this Agreement may be made on the Parties or their respective counsel and, subject to any express provisions of this Agreement to the contrary, money shall be tendered by wire transfer of immediately available funds to the account specified by the Party to which payment is being made.

2.4                               Right to Withhold

Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as Purchaser is required under any provision of Applicable Law to deduct and withhold with respect to the making of such payment.  To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Vendor.

ARTICLE 3
PURCHASE PRICE

3.1                               Share Purchase Price

The amount payable by Purchaser to Vendor for the Purchased Shares (the “Purchase Price”) shall be an aggregate amount equal to:

(a)                                  U.S. $2,000,000,000 (the “Base Price”); minus

(b)                                 the Purchaser Subscription Payment; and minus

(c)                                  the U.S. Dollar Equivalent Amount of any Distributions made during the Lock Box Period.

3.2                               Payment of Purchase Price

The Purchase Price shall be paid by Purchaser to Vendor as follows:

(a)                                  Within two Business days of the execution and delivery of this Agreement, Purchaser shall pay to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow

Agreement an amount equal to U.S. $100,000,000 (being Five Percent (5%) of the Base Price (the “Deposit”)) as a deposit against the payment of the Purchase Price;

(b)                                 at the Closing Time, Purchaser shall pay to Vendor an aggregate amount equal to:

(i)                                     the Purchase Price; minus

(ii)                                  the Deposit plus any interest earned on the Deposit;

(c)                                  In addition to the foregoing, the Deposit shall be paid by the Escrow Agent to Vendor as part of the Purchase Price at the Closing Time.  Subject to this Agreement and the Escrow Agreement, the Parties shall cause the Escrow Agent to deliver the Deposit and any interest earned on the Deposit to Vendor at the Closing Time.

3.3                               Purchaser Subscription Payment

(a)                                  Immediately following the Closing Time, and subject to Article 12, Purchaser shall pay to the Corporation an amount equal to the Purchaser Subscription Payment.

(b)                                 Immediately following the payment described in Section 3.3(a), and subject to Article 12, Purchaser shall cause the Corporation to pay the Purchaser Subscription Payment to PFULC in full satisfaction of the amount owing under the Debenture including interest accrued thereon up to and including the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VENDOR AND THE VENDOR GUARANTOR

Vendor represents and warrants to Purchaser, and where expressly indicated, Vendor Guarantor represents and warrants to Purchaser, as of the date hereof and (except where a representation and warranty is expressed to be made as of the date hereof) as of Closing Time the matters set out below:

4.1                               Incorporation and Registration

(a)                                  Vendor is a duly incorporated unlimited liability corporation, validly existing under the ABCA.  Vendor Guarantor is a duly incorporated corporation and validly existing under the laws of Delaware.

(b)                                 Vendor is current in the filing of all necessary corporate returns under the ABCA.

(c)                                  The Corporation has delivered to the Purchaser true, correct and complete copies of the constating documents of the Corporation and each Subsidiary, as currently in effect.

(d)                                 The Corporation and each of the Corporate Subsidiaries is a corporation incorporated and existing under the ABCA or the Business Corporations Act (British Columbia), as applicable,  is in good standing under the laws of their respective jurisdictions of incorporation, including being current in the filing of all necessary corporate returns under the relevant statute and has all necessary corporate power and capacity to own and lease its property and assets (including the Assets, as applicable) owned and leased by it and to carry on its Business as presently conducted by it and is duly licensed or qualified to carry on its Business in each jurisdiction as the nature of its business requires.

(e)                                  Each of the Partnership Subsidiaries is a general partnership formed pursuant to the Partnership Act (Alberta), each of the Partnership Subsidiaries is validly existing under the laws of its jurisdiction of formation and each of the Partnership Subsidiaries is duly organized and has all necessary partnership power and authority to own and lease property and assets (including the Assets) and to carry on its Business as presently conducted.

(f)                                    Neither the nature of the Business nor the locations or character of the Assets owned or leased by the Corporation or any of the Subsidiaries requires the Corporation or any of the Subsidiaries to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction where they are not so registered, licensed or qualified.

(g)                                 The Corporation and each of the Subsidiaries is a “private issuer” as defined in Multilateral Instrument 45-106 “Prospectus and Registration Exemption” adopted by, among others, the Alberta Securities Commission.

4.2                               Right to Sell

(a)                                  Vendor is the sole legal registered and beneficial owner of the Purchased Shares with good marketable and beneficial title thereto, free and clear of all Encumbrances and adverse claims other than restrictions on transfers set out in the articles of incorporation of the Corporation and any Encumbrances arising out of any action taken by Purchaser, and there are no actions, suits, proceedings or claims that have been served on the Corporation or any of its Subsidiaries, or to the best of the knowledge of Vendor or the Corporation, are pending or threatened with respect to or in any manner challenging the ownership or disposition of such Purchased Shares or the exercise of any rights which are derived or attached thereto.

(b)                                 Vendor has the exclusive right to sell, assign and transfer the Purchased Shares as provided in this Agreement.

(c)                                  At the Closing Time any restrictions on transfers of the Purchased Shares that are set out in the articles of incorporation of the Corporation will have been complied with so as to permit the transfer of the Purchased Shares to Purchaser.

(d)                                 On the completion of the Purchase, Purchaser shall acquire from Vendor good marketable and beneficial title to the Purchased Shares, free and clear of any Encumbrances and adverse claims, except restrictions on transfers set out in the articles of incorporation of the Corporation and any Encumbrances arising out of any action taken by Purchaser.

(e)                                  There is no contract, option or other right of another binding upon Vendor or which may become binding upon:  (i) Vendor to sell, assign, pledge, charge, mortgage or transfer (or in any other way dispose of or encumber any of the Purchased Shares or shares, partnership units or other equity interests of any of the Subsidiaries, other than pursuant to this Agreement, or (ii) the Corporation to allot or issue any of the unissued shares of the Corporation or to create any additional classes of shares except as set out in Schedule 4.2(e).

(f)                                    Vendor is not required to give any notice to, make any filing with, or obtain any Government Authorization in order to consummate the transactions contemplated by this Agreement (other than the Required Approvals).

4.3                               Capitalization

(a)                                  The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Series 1 Special Preferred Shares of which the following are issued and outstanding:

Shareholder	Common Shares	Series 1 Special Preferred Shares
Vendor	801,299,081	nil

(b)                                 The authorized capital of Northrock Energy, ULC consists of an unlimited number of Class “A”, Class “B”, Class “C”, Class “D”, Class “E”, Class “F”, Class “G”, Class “H” and Class “I” shares.

(c)                                  The authorized capital of Prairie Pacific Energy Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares.

(d)                                 The authorized capital of Six Mile Resources Inc. consists of an unlimited number of Class “A”, Class “B”, Class “C”, and Class “D” shares.

4.4                               Corporation and Subsidiaries

(a)                                  Except as disclosed in Schedule 4.4(a), the only Persons in which the Corporation directly or indirectly holds shares, units, partnership interests or other securities or ownership interests are the Subsidiaries.

(b)                                 The Corporation is the sole registered and beneficial owner of all of the issued and outstanding shares of the Corporate Subsidiaries as set forth in Part 1 of Schedule 4.4(c) and the Corporation and/or one or more of the Subsidiaries are the sole owners of the units of or partnership interests in each of the Partnership Subsidiaries set forth in Part 2 of Schedule 4.4(c), and there are no actions, suits, proceedings or claims that have been served on the Corporation or any of its Subsidiaries to the best of the knowledge of Vendor and the Corporation, are pending or threatened with respect to or in any manner challenging the ownership of such securities or the exercise of any rights which are derived or attached thereto.

(c)                                  The ownership of the Subsidiaries is set forth in Schedule 4.4(c).

(d)                                 Each of the shares, units and partnership interests referred to in Section 4.4(b) are free and clear of all Encumbrances other than restrictions on transfers set out in the articles of incorporation of the Corporate Subsidiaries or in the applicable partnership agreement in respect of a Partnership Subsidiary and any Encumbrances arising out of any action taken by Purchaser.

(e)                                  All of the Purchased Shares and all of the issued and outstanding shares of the Corporate Subsidiaries and the units of or the partnership interests in the Partnership Subsidiaries, as applicable, have been duly and validly issued and are outstanding as fully paid and non-assessable shares, units or partnership interests, as applicable.

(f)                                    There are no options, warrants, pre-emptive rights, commitments, subscriptions or other rights to purchase, or obligations to transfer or sell, issued or unissued shares or other securities of the Corporation or any of the Corporate Subsidiaries or units of or partnership interests in the Partnership Subsidiaries, or create any additional class of shares, and no securities or obligations convertible into or exchangeable for shares or other securities of or units of or partnership interests in any of the Corporation or any of the Subsidiaries, have been issued, granted, authorized, allotted or agreed to be issued or are outstanding other than, in the case of the Purchased Shares, rights in favour of Purchaser pursuant to this Agreement, except as listed in Schedule 4.2(e).

4.5                               Due Authorization

(a)                                  Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder including, without limitation, to transfer the legal and beneficial ownership of the Purchased Shares to the Purchaser free and clear of all Claims and Encumbrances.

(b)                                 Vendor Guarantor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

(c)                                  The execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the completion of the Purchase and the performance of Vendor’s obligations under this Agreement hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Vendor.

(d)                                 The execution and delivery of this Agreement and the completion of the Purchase and the performance of Vendor Guarantor’s obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Vendor Guarantor.

(e)                                  Except as provided in Schedule 4.5(e), the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the completion of the Purchase and the performance of Vendor’s obligations under this Agreement will not conflict with or result in the violation or breach of, or render Vendor in default of, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     any provision of Vendor’s constating documents;

(ii)                                  any agreement, instrument, license, permit or other Governmental Authorization to which Vendor is a party or by which Vendor is bound; or

(iii)                               any Applicable Laws or licenses applicable to Vendor.

(f)                                    None of the execution and delivery of this Agreement, the completion of the Purchase and the performance of Vendor Guarantor’s obligations under this Agreement will conflict with or result in the violation or breach of or render Vendor Guarantor in default of, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     any provisions of the constating documents of Vendor Guarantor;

(ii)                                  any Contract to which Vendor Guarantor is a party or by which Vendor Guarantor is bound; or

(iii)                               any Applicable Laws or licenses applicable to Vendor Guarantor.

(g)                                 No Encumbrances, rights of first refusal or preferential rights to purchase will be created or triggered by, and no Material consent or approval of any third party, including any Government Authority will be required in conjunction with, the execution, delivery or performance of obligations under this Agreement by Vendor, except for the Required Approvals, and except as has been provided in Schedule 4.5(g).

(h)                                 Except as provided in Schedule 4.5(h), the execution and delivery of this Agreement, the completion of the Purchase and the performance of Vendor’s obligations under this Agreement will not result in any “change of control” or similar event or circumstance, under the terms of any Contract to which the Corporation or any Subsidiary is a party, that is Material.

4.6                               Residence of Vendor

Vendor is not a non-resident of Canada for the purposes of the Tax Act.

4.7                               Enforceability of Obligations

(a)                                  This Agreement constitutes a legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(b)                                 This Agreement constitutes a legal, valid and binding obligation of Vendor Guarantor, enforceable against Vendor Guarantor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

4.8                               No Other Advisors or Consultants

None of the Vendor, Vendor Guarantor, the Corporation or any Subsidiary has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transaction contemplated herein which will be or may become the responsibility of the Corporation, any Subsidiary, Purchaser or Purchaser Guarantor.

4.9                               Government Authorizations

No material Government Authorizations are required on the part of Vendor or the Vendor Guarantor in connection with the Purchase or the performance of its other obligations under this Agreement except the Required Approvals.

4.10                        Benefit Plans and Labour Matters

(a)                                  Except as disclosed in Schedule 4.10 or Schedule 4.19(d), neither the Corporation nor any of the Subsidiaries:

(i)                                     is a party to or bound by or subject to any agreement or arrangement with respect to Benefit Plans;

(ii)                                  is in arrears for any payment, contribution or assessment required to be made by it pursuant to any Benefit Plans (as set out in Schedule 4.10);

(iii)                               is a party to or bound by or subject to any collective agreement or arrangement with any labour union or employee association;

(iv)                              is a party to or bound by or subject to any employment agreement, consulting or service agreement with or respecting its Employees, which cannot be terminated without cause by the Corporation or any of its Subsidiaries only upon providing such notice as may be required by law, or pay, bonus and benefits in lieu of notice as required under common law (either actual or as a result of a damage award); or

(v)                                 has entered into any severance or similar arrangement in respect of any present employee of the Corporation or any of its Subsidiaries that will result in any obligation (absolute or contingent) of Purchaser, the Corporation or any of its Subsidiaries to make any payment to any present employee of the Corporation or any of its Subsidiaries following termination of employment or upon a change of control of Vendor or any of its Subsidiaries.

(b)                                 No collective bargaining agreement is currently being negotiated by the Corporation or any of its Subsidiaries with respect to any Employees.  There are no certification proceedings outstanding in respect of the Employees and, to the knowledge of Vendor, there are no attempts to organize or certify any of the Employees.  There is no current or pending labour strike, dispute, work slowdown or work stoppage against the Corporation or any of its Subsidiaries and the same have not been threatened against the Corporation or any of its Subsidiaries.  No trade union or employee association has applied to have the Corporation or any of its Subsidiaries declared a related or successor employer pursuant to any Applicable Law.

(c)                                  To the knowledge of Vendor, neither the Corporation nor any of its Subsidiaries has committed any unfair labour practices.  As of the date hereof, no unfair labour practice complaint, grievance or arbitration proceeding has been served on the Corporation or any of its Subsidiaries or is, to Vendor’s and the Corporation’s knowledge, pending or threatened against the Corporation or any of its Subsidiaries.

(d)                                 All Benefit Plans have been administered in material compliance with Applicable Laws and their respective terms.  No promises have been made in respect of changes to any of the Benefit Plans, other than those that are set out in the current texts of the Benefit Plans.  No Pension Plan is a multi-employer pension plan as that term is defined in pension benefits legislation.  Neither the Corporation or any of its Subsidiaries has ever sponsored or participated in a Pension Plan that is a registered pension plan under the Tax Act.

(e)                                  Except as disclosed in Schedule 4.10 or Schedule 4.19(d), neither the Corporation nor any of its Subsidiaries are parties to any severance or retention agreements involving the Employees.

(f)                                    There are no claims or complaints against the Corporation or any of its Subsidiaries relating to employment standards, occupational health and safety, human rights, privacy, labour relations, workers compensation, pay equity or employment equity.

(g)                                 Except as disclosed in Schedule 4.10 or Schedule 4.19(d), the Corporation and its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, employment and reemployment rights of members of the uniformed services, the payment of employment-related taxes, occupational safety and health and plant closings.

4.11                        Financial Statements

The Financial Statements are:

(a)                                  complete and accurate in all material respects;

(b)                                 in accordance with the Books and Records of each of the Corporation and the Subsidiaries, respectively;

(c)                                  prepared in accordance with GAAP consistently applied during the periods presented (subject to usual year end adjustments with respect to the Unaudited Financial Statements);

and fairly present in all material respects (x) the financial information they purport to present as of the relevant dates set forth therein and (y) the financial position of the Corporation and the Subsidiaries as of the dates thereof and results of their operations and their cash flows for the periods then ended.

4.12                        Business Carried on in the Ordinary Course

Since the Balance Sheet Date, except as set forth in Schedule 4.12:

(a)                                  the Business has been carried on in the Ordinary Course of Business; and

(b)                                 the Business has been conducted in material compliance with all Applicable Laws.

4.13                        Environmental Matters

(a)                                  Vendor has provided to Purchaser all Environmental Documentation in the possession of Vendor or the Corporation or any of the Subsidiaries in respect of the Business or the Assets produced for or received by Vendor, the Corporation or the Subsidiaries since January 1, 2005.

(b)                                 Except as set out in Schedule 4.13, neither the Corporation nor any Subsidiary has received, nor to Vendor’s and the Corporation’s knowledge has any other Person received:

(i)                                     any Environmental Order which relates to Environmental Liabilities and which requires any work, repairs, construction or capital expenditures which is outstanding, where that Environmental Order has not been complied with in all material respects; or

(ii)                                  since January 1, 2005, any demand or notice issued with respect to the breach of Environmental Laws that relates to the Business or the Assets or any previously owned assets of the Corporation or any of the Subsidiaries or any operations and activities related to the Assets, or any other activities (including activities related to the previously owned assets and any seismic programs) conducted by or on behalf of the Corporation or any of the Subsidiaries.

(c)                                  To Vendor’s and the Corporation’s knowledge, Vendor, the Corporation and its Subsidiaries are in compliance, and have complied since January 1, 2005, in all material respects with all Environmental Laws and Environmental Approvals.

(d)                                 Except as listed in Schedule 4.14(d), to Vendor’s and the Corporation’s knowledge there are no Material Environmental Liabilities of Vendor or its Subsidiaries that have not been remedied in accordance with Applicable Law.

4.14                        Assets

(a)                                  Vendor does not warrant title to the Assets of the Corporation and the Subsidiaries, but does warrant that, to Vendor’s or the Corporation’s knowledge, the interests of the Corporation and the Subsidiaries in and to the Assets are now, and will be at Closing Date, free and clear of all Encumbrances created by, through or under Vendor, the Corporation or the Subsidiaries other than:

(i)                                     Permitted Encumbrances;

(ii)                                  other restrictions on transfers set out in the constating documents of the Corporation and the Subsidiaries; and

(iii)                               those that are created after the date hereof in compliance with Sections 9.1, 9.2 and 9.3.

(b)                                 Neither the Corporation nor any of the Subsidiaries:

(i)                                     is in default or will be in default on the completion of the Purchase under any Material Contract or Contract of the type set forth in clauses (i) through (iv) of Section 4.14(g), or to the Vendor’s or Corporation’s knowledge, any Title and Operating Document; or

(ii)                                  has failed to comply with, perform, observe or satisfy, in any material respect, any term, condition, obligation or liability which has heretofore arisen under the provisions of any Material Contract or Contract of the type set forth in clauses (i) through (iv) of Section 4.14(g), or to the Vendor’s or Corporation’s knowledge any Title and Operating Document;

(c)                                  Except as described in Schedule 4.14(c), neither the Corporation nor any Subsidiary has received notice of default under, and none of them is to Vendor’s or the Corporation’s knowledge in default under, any obligation, agreement or document or under any order, writ, injunction or decree of any Government Authority, nor is the Corporation or any Subsidiary to Vendor’s or the Corporation’s knowledge in breach of any Applicable Laws, in each such case which could, individually or in the aggregate,  reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as described in Schedule 4.14(d), in the case of claims by Persons other than Government Authorities, no action before any Government Authority has been served upon the Corporation nor, to Vendor’s or the Corporation’s knowledge, is pending or threatened, against the Corporation or any Subsidiary.

(e)                                  Except as set forth in Schedule 4.14(e) and except for operating costs incurred in the Ordinary Course of Business, there are no outstanding authorizations for expenditure or other financial commitments respecting the Assets pursuant to which individual expenditures of greater than $100,000 may be required by the Corporation or any Subsidiary after the Closing Date except as has been consented to by the Purchaser in accordance with Article 9.

(f)                                    To the Vendor’s and the Corporation’s knowledge, all ad valorem, property, royalties, production, severance and similar Taxes based on or measured by the ownership of the Assets, the production of Petroleum Substances from the Assets or the receipt of proceeds therefrom have been timely paid and discharged.

(g)                                 Without limiting the generality of the foregoing, except for agreements that can be terminated without penalty on notice of 90 days or less, neither the Corporation nor any of the Subsidiaries is a party to or bound by any Material:

(i)                                     contracts for the sale of Petroleum Substances;

(ii)                                  gas balancing or similar agreements pertaining to Petroleum Substances;

(iii)                               agreements for the transportation, processing or disposal of Petroleum Substances; or

(iv)                              take or pay arrangements;

relating to the Assets, except as provided on Schedule 4.14(g).

(h)                                 The Corporation and the Subsidiaries are not party to any Futures Transactions, either as principal or surety except as listed in Schedule 4.14(h).

(i)                                     After Closing there are no support agreements or other services, personnel, assets or facilities that need to be provided by Vendor or any of its Affiliates in order for the Corporation and the Subsidiaries to be able to conduct the Business substantially in the manner as presently conducted; and no such agreements will exist, it being acknowledged by Purchaser that Vendor’s Insurance will terminate on Closing.

(j)                                     To the knowledge of the Vendor and the Corporation (which shall be reasonable) there will be no Material disruption in the operations of or in the production of Petroleum Substances by the Corporation and the Subsidiaries, and no Material increases in costs or expenses in respect thereto, as a result of the expiration, surrender or termination of any petroleum and/or natural gas leases, permits and licenses (whether freehold or Crown and similar instruments). The Corporation and the Subsidiaries manage the expiries, surrenders and terminations of their petroleum and/or natural gas leases, permits and licenses (whether freehold or Crown and similar instruments) in a prudent manner substantially similar to comparable companies in Western Canada..

4.15                        Material Obligations

(a)                                  Neither the Corporation nor any Subsidiary is a party to or bound by any agreement of any nature to acquire any shares or other securities of any corporation, partnership interests in any partnerships or any other equity interests or to merge or consolidate with any other entity, to sell or acquire any assets having a fair market value, individually or in the aggregate, in excess of $10,000,000; or to acquire, capitalize or invest in any business except as have been consented to by the Purchaser in accordance with Article 9 hereof.

(b)                                 Neither the Corporation nor any Subsidiary has guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or indebtedness of any Person except:

(i)                                     in the Ordinary Course of Business;

(ii)                                  pursuant to the Title and Operating Documents; or

(iii)                               in respect of obligations between the Corporation and the Subsidiaries.

(c)                                  There exists no shareholder or other agreement which affects the transferability of the Purchased Shares and none of the Corporation, any Subsidiary or Vendor is a party to any voting trust agreement, unanimous shareholder agreement, share pooling agreement, or other Contract, commitment, plan, or understanding restricting or otherwise relating to voting or dividend rights with respect to the Purchased Shares.

(d)                                 Neither the Corporation nor any of the Subsidiaries will have any indebtedness for borrowed money at the Closing Time except as listed on Schedule 4.15(d) or except as have been consented to by the Purchaser in accordance with Article 9 hereof.

(e)                                  Neither the Corporation nor any of the Subsidiaries will have any Liabilities at the Closing Time that are Material, other than:

(i)                                     Environmental Liabilities;

(ii)                                  Liabilities under the Title and Operating Documents;

(iii)                               Liabilities pursuant to the Debenture;

(iv)                              Liabilities for Taxes incurred or arising in the Ordinary Course of Business;

(v)                                 Liabilities described or referred to in the Unaudited Financial Statements or the Audited Financial Statements; and

(vi)                              Liabilities described or referred to in Schedule 4.15 and commitments described in Schedule 4.14(e);

except as have been consented to by the Purchaser in accordance with Article 9 hereof and at the Closing Time no Person will hold any power of attorney from the Corporation or a Subsidiary other than powers of attorney granted by a Subsidiary to the Corporation or another Subsidiary or as may have been provided under the Title and Operating Documents in the Ordinary Course of Business.

(f)                                    Since the Balance Sheet Date, there has been no transfer of funds or other assets or properties or making of obligations in respect of the Allocated Interest Payable.

4.16                        Litigation

(a)                                  As of the date hereof Schedule 4.16 sets forth a list of open litigation Claims (including those which are the subject of arbitration and, to Vendor’s or the Corporation’s knowledge, any threatened Claims) which have been served on, or to the Vendor’s or the Corporation’s knowledge, are pending or threatened against the Corporation or any of the Subsidiaries where the amounts claimed or threatened exceeds or could reasonably be expected to exceed $500,000, except to the extent all such Claims exceed in the aggregate $5,000,000.  Vendor makes no representations or warranties with respect to validity or effect of any of those Claims.

(b)                                 Except as set forth in Schedule 4.16, there are no unsatisfied judgments against the Corporation or any Subsidiary or any consent decrees or injunctions to which the Corporation or Subsidiary is subject.

4.17                        Intellectual Property

Schedule 4.17 sets forth and describes all material Intellectual Property used in whole or part in the Business and specifies, for each item, whether the Intellectual Property is owned by the Corporation or a Subsidiary, or whether the Intellectual Property is used by the Corporation or a Subsidiary under a license agreement or other arrangement with another Person.

4.18                        Taxes

(a)                                  Vendor has caused the Corporation and the Subsidiaries to duly and timely:

(i)                                     file all Tax Returns required to be filed by them and those Tax Returns are true, complete and accurate in all material respects;

(ii)                                  pay all Taxes (including instalments) due and payable by them; and

(iii)                               collect or withhold and timely remit to the appropriate Government Authorities all Taxes required to be collected or withheld by them;

and, except as provided in Schedule 4.18(e), there are no Claims pending or threatened in writing by any Government Authority against the Corporation or any Subsidiary in respect of Taxes.

(b)                                 Neither the Corporation nor any Subsidiary is the subject of a tax ruling, nor have they entered into any agreement, waiver or other arrangement with any Government Authority respecting Taxes payable by them or Tax Returns required to be filed by them or statute of limitations with respect to Taxes.

(c)                                  The Corporation and each of the Corporate Subsidiaries are taxable Canadian corporations (as defined in the Tax Act) and each of the Partnership Subsidiaries is a Canadian partnership (as defined in the Tax Act).

(d)                                 The Corporation and each of the Subsidiaries are duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax.

(e)                                  Except as provided in Schedule 4.18(e), no Material matter is under audit or appeal with any Government Authority relating to Taxes of the Corporation or any of the Subsidiaries nor is any such audit pending or, to Vendor’s or the Corporation’s knowledge, threatened and no deficiencies have been asserted by any Government Authority in connection with any audit or review of any Tax or Tax Return.

(f)                                    Except as provided in Schedule 4.18(f), the charges, accruals and reserves for Taxes with respect to the Corporation and the Subsidiaries reflected in the Audited Financial Statements and the Unaudited Financial Statements (whether or not due and whether or not shown on any Tax Return) are adequate under GAAP to cover Taxes accruing through December 31, 2006 and March 31, 2007, respectively.  The Corporation and the Subsidiaries have withheld or will withhold and have timely paid or will timely pay to the appropriate Government Authority all amounts required to be withheld from Employees on account of Taxes that are required to be withheld or paid after the Balance Sheet Date and on or before the Closing Date.  All accruals for unpaid vacation pay, premiums for unemployment insurance health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions, related source deductions and employee benefit plan payments in respect of the period beginning immediately after the Balance Sheet Date have been accurately reflected in the books and records of the Corporation and the Subsidiaries.

(g)                                 The tax basis of the assets of the Corporation and the Subsidiaries by category including the classification of such assets as being depreciable, amortizable or resource properties giving rise to resource pools as reflected in the Tax Returns of the Corporation and the Subsidiaries is true and correct in all material respects.

(h)                                 None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the Tax legislation of any of the provinces or any other jurisdiction, have applied or will apply to any of the Corporation or the Subsidiaries at any time up to and including the Closing Date, none of such provisions will apply to the elimination of any of the payables or other indebtedness shown on the Audited Financial Statements as being owed to Vendor  or any Affiliate of Vendor (as such amounts may change or have changed from time to time), and to Vendor’s or the Corporation’s knowledge, there will not be any circumstances existing at or prior to the Closing Date which could, in themselves, result in the application of any such provisions to the Corporation or any of the Subsidiaries for taxation years (or fiscal years in the case of Partnership Subsidiaries) ending after the Closing Date.

(i)                                     None of the Corporation or the Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which would subject it to a liability under section 160 of the Tax Act.

(j)                                     For all transactions between any of the Corporation and the Subsidiaries and any non-resident Person with whom any of them was not dealing at arm’s length during a taxation year (or portion thereof) ending on or before the Closing Date, each has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(k)                                  Neither the Corporation nor any of the Subsidiaries has claimed or will claim in any Tax Return for any taxation year (or fiscal year in the case of Partnership Subsidiaries) ending on or before the Closing Date (in the case of income Taxes) or the Balance Sheet Date (in the case of non-income Taxes) any reserve (including, without limitation, any reserve under paragraph 20(1)(n) or subparagraph 40(1)(a)(iii) of the Tax Act or any analogous provision under the legislation of any province or other jurisdiction) of any amount which could be included in the income of the Corporation or any of the Subsidiaries for any period ending after the Closing Date (in the case of income Taxes) or the Balance Sheet Date (in the case of non-income Taxes).

(l)                                     Neither the Corporation nor any of the Subsidiaries has ever been deemed for the purposes of the Tax Act or any applicable provincial legislation to have acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for amounts other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any person inside or outside Canada with whom it does not deal at arm’s length within the meaning of the Tax Act.

(m)                               Neither the Corporation nor any of the Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person except as provided on Schedule 4.18(m).  The Corporation and the Subsidiaries have not been a member of an affiliated, combined or unitary group filing a combined, unitary or other return in respect of Taxes reflecting the income, assets or activities of affiliated companies, nor have they any liability for the Taxes of any other Person under any Applicable Law, as a transferee or successor, by contract or otherwise.

(n)                                 The taxation year of each of the Corporation and the Subsidiaries is as follows:

Taxation Year-End
Northrock Resources Ltd.	December 31
Northrock Energy, ULC	December 31
Prairie Pacific Energy Corporation	September 30
Six Mile Resources Inc.	December 31
Northrock Resources	January 1

(o)                                 Neither the Corporation nor any of the Subsidiaries has an obligation to file on or before the Closing Date any Tax Return required to be made, prepared or filed, or to pay any Tax on or before the Closing Date, under the laws of any jurisdiction other than Canada in respect of any Taxes or will be obligated to file any such Tax Return or to pay any such Tax after the Closing Date as a result of Assets owned or activities conducted on or before the Closing Date.

(p)                                 No election pursuant to U.S. Treasury Regulations Section 301.7701-3 has been made with respect to the Corporation or any of the Subsidiaries.

(q)                                 Except as provided in Schedule 4.18(q), neither the Corporation nor any of the Subsidiaries owns any United States real property interest, within the meaning of section 897(c)(1)(A) of the Code.

(r)                                    Neither the Corporation nor any of the Subsidiaries owns any Asset, gain on the sale of which would be effectively connected or treated as effectively connected with the conduct of a trade or business in the United States, within the meaning of section 882(b)(2) of the Code.

(s)                                  The resource pools and undepreciated capital cost balances with respect to the Corporation and its Subsidiaries (“Tax Pools”), as of February 28, 2007, were no less than $670,000,000, computed on the assumption that each of the activities of the Partnership Subsidiaries had been conducted by the Corporation, that the Closing Date was February 27, 2007 and the Corporation and its Corporate Subsidiaries have each deducted for their respective taxation years ending on or before the Closing Date the maximum amount in respect of the Tax Pools permitted under the Tax Act.

4.19                        Absence of Certain Changes

Except as disclosed to Purchaser in this Agreement or the Schedules to this Agreement, since the Balance Sheet Date, there has not been:

(a)                                  any change in the financial condition, Assets, Business, Liabilities, operations of the Corporation and the Subsidiaries taken as a whole that, individually or in the aggregate, has had a Material Adverse Effect;

(b)                                 any Damage or Destruction Event to any of the Assets that has had, individually or in the aggregate, a Material Adverse Effect;

(c)                                  other than as contemplated herein, a reduction in the Corporation’s or any of the Subsidiaries’ stated capital, as applicable;

(d)                                 any bonus or similar payment not in the Ordinary Course of Business that has been authorized or paid to any officer or director of the Corporation or the Subsidiaries in excess of $100,000 per officer or director or in the aggregate for all officers and directors, $1,000,000 except as described in Schedule 4.19(d); and

(e)                                  any action or failure to act that would be prohibited by Sections 9.1, 9.2 or 9.3 had such action or failure to act taken place after the date hereof except as described in Schedule 4.19(e).

4.20                        Certain Contracts, Agreements, Plans and Commitments

As of the date hereof, other than in respect of the Title and Operating Documents and the agreements required to be disclosed on a Schedule to this Agreement, Schedule 4.20 is a complete and correct list of all Material Contracts to which the Corporation or any of the Subsidiaries is a party or by which it is bound, or to which any of them adhere or in which any of them participates (complete and correct copies or descriptions of each of which, as in effect on the date hereof, have been made available to Purchaser), and:

(a)                                  any written agreements that contain any Liability of the Corporation or any Subsidiary after the Closing Date for severance pay, or Liabilities in respect of termination or severance of employment;

(b)                                 any contract or agreement under which the Corporation or any Subsidiary has outstanding indebtedness for borrowed money or the deferred purchase price of property in an amount which is in the aggregate in excess of $1,000,000 or has the right or obligation to incur any such indebtedness;

(c)                                  any guarantee or surety entered into by the Corporation or any Subsidiary that continues after Closing;

(d)                                 any confidentiality or non-competition agreement outside the Ordinary Course of Business which materially restricts the right of the Corporation or any Subsidiary to continue the Business as currently conducted after Closing; and

(e)                                  any lease or sublease entered into by the Corporation or any Subsidiary for office space.

4.21                        Operation of Assets

(a)                                  To Vendor’s or the Corporation’s knowledge there are no areas of mutual interest or area of exclusion provisions applicable to or binding on the Corporation or the Subsidiaries that Materially restricts the right of the Corporation or any Subsidiary to continue the Business as currently conducted after completion of the Purchase, except as has been consented to by the Purchaser in accordance with Article 9.

(b)                                 Except as set forth in Schedule 4.21, no officer, director or consultant of the Corporation or any of the Subsidiaries, any associate or Affiliate of any such person or any party not at arm’s length to the Corporation will own or will have or be entitled to any royalty, net profits interest, carried interest or other encumbrance of any nature whatsoever or any revenue or rights attributed to the Assets.

(c)                                  To Vendor’s or the Corporation’s knowledge, since the Balance Sheet Date all operations in respect of the Assets have been conducted in accordance with good oilfield practices in Canada in effect at the time that the operations were conducted.

(d)                                 The Corporation and the Subsidiaries have obtained all permits, licenses and other authorizations which are required under Applicable Law to own or operate the Assets, except where the failure to do so would, individually or in the aggregate, reasonably not be expected to have a Material Adverse Effect.

4.22                        Books and Records

(a)                                  The minute books of the Corporation and the Subsidiaries are complete and correct in all material respects with respect to all resolutions of the directors and shareholders.

(b)                                 The Corporation and the Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions in all material respects.

4.23                        Corporate Registers

The register of shareholders, register of partners, register of transfers of the Corporation and the Subsidiaries contained in their respective minute books are complete and accurate in all material respects since the later of June 1, 2000 or the date that the applicable Subsidiary was incorporated or formed.

4.24                        U.S. Business Activities

The Corporation and its Subsidiaries in the aggregate do not have assets in the United States of a value of U.S. $53,000,000 or greater nor have they individually or collectively made direct sales to any Persons in the United States of a value of U.S. $53,000,000 or greater in the last two years.

4.25                        Distributions

No Distributions have been made from or after the Balance Sheet Date, to the date hereof, except for cash Distributions set forth on Schedule 4.25.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor, and where expressly indicated, Purchaser Guarantor represents and warrants to Vendor as of the date hereof and as of Closing Time (unless otherwise indicated) the matters set out below:

5.1                               Incorporation

Purchaser is a duly incorporated corporation and validly existing under the laws of Alberta.  Purchaser Guarantor is a public joint stock company validly existing under the laws of the United Arab Emirates. The details of the corporate and legal and beneficial ownership structure of Purchaser is set out in Schedule 5.1.

5.2                               Due Authorization

(a)                                  Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

(b)                                 The execution and delivery of this Agreement and the completion of the Purchase and the performance of Purchaser’s obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.

(c)                                  None of the execution and delivery of this Agreement, the completion of the Purchase and the performance of Purchaser’s obligations under this Agreement will conflict with or result in the violation or breach of or render Purchaser in default of, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     any provisions of the constating documents of Purchaser;

(ii)                                  any Contract to which Purchaser is a party or by which Purchaser is bound; or

(iii)                               any Applicable Laws or licenses applicable to Purchaser.

(d)                                 Purchaser Guarantor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

(e)                                  The execution and delivery of this Agreement and the completion of the Purchase and the performance of Purchaser Guarantor’s obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser Guarantor.

(f)                                    None of the execution and delivery of this Agreement, the completion of the Purchase and the performance of Purchaser Guarantor’s obligations under this Agreement will conflict with or result in the violation or breach of or render Purchaser Guarantor in default of, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of:

(i)                                     any provisions of the constating documents of Purchaser Guarantor;

(ii)                                  any Contract to which Purchaser Guarantor is a party or by which Purchaser Guarantor is bound; or

(iii)                               any Applicable Laws or licenses applicable to Purchaser Guarantor.

5.3                               Enforceability of Obligations

(a)                                  This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(b)                                 This Agreement constitutes a legal, valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

5.4                               Investment Canada

Purchaser is a “WTO Investor” within the meaning of the Investment Canada Act.

5.5                               Government Authorizations

Assuming the accuracy of Section 4.24 no Material Government Authorizations are required on the part of Purchaser or Purchaser Guarantor in connection with the Purchase or the performance of its other obligations under this Agreement except for those set forth in Schedule 5.5.

5.6                               Brokers

Purchaser has not incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby for which Vendor will be liable.

5.7                               Purchaser as Principal

Purchaser is an accredited investor within the meaning of the Securities Act (Alberta) and is acquiring the Purchased Shares in its capacity as principal, and is not purchasing the Purchased Shares for the purpose of resale or distribution to a third party.

ARTICLE 6
REGARDING REPRESENTATIONS, WARRANTIES
AND COVENANTS

6.1                               Materiality

(a)                                  Purchaser may not refuse to complete the Purchase on the basis of any representations or warranties by Vendor in this Agreement being incorrect or inaccurate, or any covenants of Vendor being breached or any Damage or Destruction Event, unless, as a result thereof:

(i)                                     there occurs or could reasonably be expected to occur a reduction in the fair market value of the Purchased Shares or the Assets in excess of $300,000 in the case of any single incorrect or inaccurate representations or warranties or breaches of any covenant, it being understood and agreed that Purchaser may aggregate similar individual claims arising out of similar events, acts, occurrences or circumstances (a “Material Claim”) or any Damage or Destruction Event for any reason including:
(A)                              a diminution in the fair market value of the Assets (including as a result of the loss of any Assets, title defects in relation to such Assets, the impairment or loss of interests in any Assets or the forfeiture or non-existence of any Assets);
(B)                                an increase in the amount of Liabilities of the Corporation and the Subsidiaries (on a consolidated basis);
(C)                                the Corporation and the Subsidiaries (on a consolidated basis) being unable to operate the Business after the Closing Date on substantially the same basis as the Corporation and the Subsidiaries (on a consolidated basis) operated the Business before the Closing Date; or
(D)                               (without duplication) a combination of the foregoing; and

the aggregate amount of all uncured Claims of Purchaser and all Damage or Destruction Events exceeds $175,000,000 at the Closing Time; or

(ii)                                  Purchaser would be unable to complete the Purchase substantially in accordance with the provisions of this Agreement.

(b)                                 Prior to Purchaser terminating the Agreement pursuant to Section 6.1(a), Vendor shall have the right to cause Purchaser to negotiate in good faith for a period of ten (10) days to complete the Purchase by inter alia, reducing the Purchase Price.

(c)                                  For purposes of this Section 6.1, any applicable representation and warranty or covenant of Vendor shall be deemed not to be qualified by any reference in the text thereof to material, Material or to a Material Adverse Effect.

6.2                               Nature of Survival of Vendor’s Representations, Warranties, Covenants and Indemnities and Limitations on Claims

(a)                                  The representations and warranties of Vendor set forth in Article 4 shall survive the Closing for the benefit of Purchaser for a period of eighteen months from the Closing, after which time Purchaser shall not be entitled to advance, make or bring any Claims whatsoever against Vendor with respect to those representations and warranties, or any indemnities relating thereto, except:

(i)                                     the representations and warranties in Sections 4.1, 4.2(a-d), 4.3, 4.4, 4.5(a-d), 4.5(e)(i) and 4.5(f)(i) and the indemnities related thereto shall survive for an indefinite period from the Closing;

(ii)                                  the representations and warranties in Section 4.18 and the indemnities related thereto and the indemnities in Article 11 shall continue in full force and effect for the benefit of Purchaser until 120 days after the later of:

(A)                              the last date on which an assessment or reassessment for Taxes under the Tax Act or under any other Applicable Laws imposing Taxes can be made against the Corporation or the Subsidiaries in respect of the dates or periods covered by those representations and warranties; and

(B)                                the date on which the period for an appeal from an assessment, reassessment or other determination of those Taxes, or decision of a court or other competent tribunal in respect thereof may be filed has expired and that appeal has not been filed;

(iii)                               the covenants and agreements herein which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely in accordance with their terms; and

(iv)                              Claims which arise from breaches of the covenants and agreements in Sections 9.1, 9.2, 9.3 and 9.4 shall survive for a period of eighteen months following the Closing.

For purposes of the limitations on the ability of Purchaser to make claims set forth in this Section 6.2(a), if a notice of default pursuant to Section 10.2(a) is given prior to the expiration of the relevant period, the Claim relating thereto shall be deemed to have been made as of the same time.

(b)                                 Purchaser shall not be entitled to make any Claim under this Agreement (other than in respect of any Tax matter and the indemnities related thereto) unless each such Claim is a Material Claim and the aggregate amount of all of those Claims as a result of all incorrect or inaccurate representations and warranties and the breaches of all covenants of Vendor contained in this Agreement (including any Claims for indemnity arising out of those incorrect or inaccurate representations or warranties and those breaches of covenants) is equal to or greater than $20,000,000, in which case Purchaser will be entitled (subject to Section 6.2(c)) to recover all Losses of Purchaser related to those Claims in excess of $20,000,000.  For purposes of this Section 6.2(b), and the making of any Claims pursuant to Article 10, any applicable representation and warranty or covenant of Vendor shall be deemed not to be qualified by any reference in the text thereof to material, Material or to a Material Adverse Effect and Vendor’s representation and warranty in Section 4.14(a) shall not be deemed to be qualified by any reference in the text thereof to “to Vendor’s or the Corporation’s knowledge” or words to that effect.

The foregoing dollar minimums in this Section 6.2(b) shall not apply to any Claims in respect of inaccurate or incorrect representations and warranties in Sections 4.1, 4.2(a-d), 4.3, 4.4., 4.5(a-d), 4.5(e)(i), 4.5(f)(i), 4.8, 4.15(d), 4.18 or 4.25 or breaches of any covenants.

(c)                                  The maximum cumulative Liability of Vendor and Vendor Guarantor in the aggregate in respect of all Claims (other than in respect of any Tax matter) regarding:

(i)                                     other than as set forth in Section 6.2(c)(ii), incorrect or inaccurate representations and warranties in this Agreement (including on indemnities arising therefrom) will be limited to an amount in Canadian Dollars, converted at the Exchange Rate, equal to U.S. $700,000,000, being 35% of the Base Price; and

(ii)                                  incorrect or inaccurate representations and warranties in Sections 4.1, 4.2(a-d), 4.3, 4.4, 4.5(a-d), 4.5(e)(i), 4.5(f)(i), 4.8, 4.15(d) and 4.25 and any breach of a covenant to be performed by the Vendor or Vendor Guarantor in this Agreement shall be limited to the Base Price.

For the avoidance of doubt, and notwithstanding any other provision in this Agreement, Section 6.2(b) and (c) shall not apply to any breach of Section 4.18 or the indemnification obligation related thereto or the indemnification obligation pursuant to Article 11.

6.3                               Nature of Survival of Purchaser’s Representations, Warranties, Covenants and Indemnities

The representations and warranties of Purchaser set forth in Article 5 shall survive the Closing for the benefit of Vendor for a period of eighteen months from the Closing, after which time Vendor shall not be entitled to advance, make or bring any Claims whatsoever against Purchaser with respect to those representations and warranties, or any other indemnities relating thereto.

6.4                               No Consequential Damages

Neither Party will, in any circumstances whatsoever, be liable under this Agreement to the other Party for indirect, incidental, consequential, exemplary or punitive damages suffered, sustained, paid, incurred or claimed by the other Party or the other Party’s Related Parties.  However, nothing in this Agreement shall in any way limit the right of any Indemnified Person to be indemnified pursuant to Article 10 for any and all indirect, incidental, consequential, exemplary or punitive damages of every nature and kind whatsoever that are part of any Claim by a Person other than a Party to this Agreement or a Related Party.

6.5                               No Other Representations, Warranties or Covenants of Vendor

Purchaser acknowledges to, and agrees with, Vendor as follows:

(a)                                  Vendor makes no other representations, warranties, covenants or agreements to or with Purchaser except as expressly set forth in this Agreement or any document or certificate provided in connection with this Agreement, and this Agreement and such documents and certificates contain all the representations, warranties, covenants and agreements of Vendor relating to the Purchase, including with respect to the Corporation, the Subsidiaries, the Assets and the Business.  No oral statements or representations (whether express or implied) by any Person have induced or influenced Purchaser to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by Purchaser as being accurate or have been taken into account by Purchaser as being important to Purchaser’s decision to enter into this Agreement or agree to any of its terms;

(b)                                 except as set forth in Articles 4, 9, 10 and 11 of this Agreement, neither Vendor, the Corporation nor any Subsidiary nor anyone acting on their behalf (including any of their Related Parties) have made any representation, warranty, covenant or agreement whatsoever, either express or implied, with respect to the Corporation or any of the Subsidiaries, or their respective Assets, Liabilities or Business activities.  Without limiting the foregoing, no representation, warranty, covenant or agreement has been made by Vendor, the Corporation, any Subsidiary or any other such Person in relation to:

(i)                                     any data or information provided or made available to Purchaser by Vendor’s Investment Bankers, on plant or site visits, in management presentations, in meetings with Vendor’s management or employees or otherwise;

(ii)                                  the value of the Assets or the future cash flow therefrom;

(iii)                               the Environmental condition of any Asset or any Environmental Liability;

(iv)                              any engineering or geological information or interpretations thereof or any economic evaluations (including the Reserve Report (US));

(v)                                 title to the Assets;

(vi)                              Liabilities or Claims related to the Assets or any operations related to the Assets;

(vii)                           the past, present or future exercise of any regulatory, administrative or ministerial discretion under any Applicable Law;

(viii)                        the past, present or future performance, action, operation, ownership or profitability of the oil and gas industry in western Canada and the Northwest Territories;

(ix)                                the existence of any present or future business opportunities of the Corporation or the Subsidiaries of any type whatsoever, including in respect of the oil and gas industry in western Canada and the Northwest Territories; or

(x)                                   the state or condition of the Assets (which are acknowledged by Purchaser to be on an “as-is” basis), including the physical condition of the Assets or the fitness for a particular purpose thereof, or the merchantability, Environmental condition, existence of latent or patent defects, quality or other aspect or characteristic of the Assets;

provided that nothing in this Section 6.5(b) shall be deemed to limit the scope or effect of the express provisions of Articles 4, 9, 10 and 11;

(c)                                  Vendor has provided Purchaser with the opportunity to conduct all such enquiries, investigations and due diligence regarding the Corporation, the Subsidiaries, and the respective Assets, Liabilities and Business activities of the Corporation and the Subsidiaries and all such other matters as Purchaser considered necessary or desirable in connection with the completion of the Purchase in accordance with this Agreement and, provided that the foregoing will not limit in any way the Purchaser’s rights hereunder, Purchaser has entered into this Agreement as a result of its own due diligence, investigations, enquiries, advice and knowledge and the representations, warranties and covenants contained in this Agreement and, except as otherwise expressly provided herein, assumes full business and financial risk in connection with the Purchase, including the Assets and the Business;

(d)                                 Purchaser has knowledge and experience in the oil and gas industry generally, and is capable of evaluating the merits associated with entering into and performing its obligations under this Agreement (provided that the foregoing does not limit in any way Purchaser’s rights hereunder); and

(e)                                  Except in the case of fraud and its rights under this Agreement, Purchaser hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against Vendor, the Corporation or any Subsidiary or anyone acting on their behalf in respect of the Purchased Shares, the Assets, the Business or any representations or statements made, or information or data furnished, to Purchaser or anyone acting on Purchaser’s behalf in connection therewith or otherwise (whether made or furnished by or on behalf of Vendor and whether made or furnished orally or by electronic, faxed, written or other means); provided that nothing in this Section 6.5(e) shall limit the scope or effect of the express provisions of Articles 4, 9, 10 and 11.

6.6                               No Other Representation, Warranties or Covenants of Purchaser

Vendor acknowledges to, and agrees with, Purchaser as follows:

(a)                                  Purchaser makes no other representations, warranties, covenants or agreements to or with Vendor except as expressly set forth in this Agreement, and this Agreement contains all the representations, warranties, covenants and agreements of Purchaser relating to the Purchase.  No other statements or representations (whether express or implied) by any Person have induced or influenced Vendor to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by Vendor as being accurate or have been taken into account by Vendor as being important to Vendor’s decision to enter into this Agreement or agree to any of its terms; and

(b)                                 except in the case of fraud and its rights under this Agreement, Vendor hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against Purchaser, the

Corporation or any Subsidiary or anyone acting on their behalf in respect of the Purchased Shares, the Assets, the Business or any representations or statements made, or information or data furnished, to Vendor or anyone acting on Vendor’s behalf in connection therewith or otherwise (whether made or furnished by or on behalf of Purchaser and whether made or furnished orally or by electronic, faxed, written or other means) provided that nothing in this section 6.6(b) shall limit the scope or effect of the express provisions of Article 4, 9, 10 and 11.

6.7                               Restrictions on Claims and Actions

Without in any way restricting the provisions of Section 6.5, Purchaser acknowledges to and agrees with Vendor that Vendor will not be liable for, and Purchaser will not make or advance, any Claim to the extent that:

(a)                                  Other than with respect to any Tax matter, adequate provision has been made in the Financial Statements for any fact, matter or circumstance on which the Claim is based;

(b)                                 the Claim is based on any fact which was registered in the Personal Property Registries in British Columbia, Alberta, Saskatchewan and the Northwest Territories, against the Corporation and its Subsidiaries as at April 30, 2007;

(c)                                  except as provided in Article 4, the Claim including with respect to any Tax matter is based on any forecasts, projections or estimates as to the future of the Business (including any revenue or profits which may be derived from the Business) given by Vendor, the Corporation, any Subsidiary, any Person representing Vendor, the Corporation or any Subsidiary (including its directors, officers, employees, consultants, agents or advisors, including Vendor’s Investment Bankers and Vendor’s Counsel) to Purchaser or Purchaser’s Representatives;

(d)                                 the Claim (other than with respect to any Tax matter) is as a result of, in respect of or arises from any act, omission, transaction, fact, matter or circumstance which would not have occurred but for any Applicable Law not in force at the date of this Agreement or any change of any law or administrative practice of any Government Authority, including any such Applicable Law or change which takes effect retrospectively; and

(e)                                  the Claim is a result of, in respect of or arises from any act, matter, omission, transaction or arrangement of or on behalf of Purchaser, the Corporation or any Subsidiary after the Closing Date, except as otherwise expressly contemplated by this Agreement.

ARTICLE 7
PURCHASER’S CONDITIONS

The obligation of Purchaser to complete the Purchase in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (collectively, the “Purchaser’s Conditions”) in this Article 7 each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part.

7.1                               Correctness and Accuracy of Representations and Warranties

Subject to Section 6.1, the representations and warranties of Vendor contained in Article 4 shall be correct and accurate in all material respects as at the Closing Time with the same effect as if made at and as of the Closing Time (except to the extent those representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be correct and accurate in all material respects on and as of such earlier date, and except to the extent those representations and warranties are affected by actions or omissions consented to or waived by Purchaser),  and Purchaser shall have received a certificate to that effect at or before the Closing Time from a Senior Officer of Vendor.

7.2                               Performance of Obligations

Subject to Section 6.1, Vendor shall, at or before the Closing Time, have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement required to be performed or complied with by it prior to or on the Closing Time, and Purchaser shall have received a certificate to that effect at or before the Closing Time from a Senior Officer of Vendor.

7.3                               Governmental Approvals, Consents, and Authorizations

(a)                                  The Required Approvals shall have been obtained and shall be in full force and effect.

(b)                                 All other Government Authorizations required in connection with the completion of the Purchase in accordance with this Agreement shall have been obtained and be in full force and effect, other than any such Government Authorizations, the failure of which to obtain would not enjoin, materially restrict, prohibit or make illegal the Purchase.

(c)                                  There shall not be in effect any Applicable Law which enjoins, materially restricts, prohibits or makes illegal the Purchase; provided that all Government Authorizations have been obtained.

7.4                               Other Consents and Approvals

(a)                                  The consent of Scotia Centre Limited to the change of control of the Corporation under the Lease of Office Space, dated November 1, 2001, between the Corporation, as tenant, and Scotia Centre Limited, as landlord, shall have been obtained.

(b)                                 All Authorizations (other than Government Authorizations) required in connection with the completion of the Purchase in accordance with this Agreement shall have been obtained, other than those consents and approvals, the failure of which to obtain, individually or in the aggregate, would not enjoin, materially restrict, prohibit or make illegal the completion of the Purchase in accordance with this Agreement.

7.5                               No Injunctions or Restraints

No restraining order, injunction or other order or decree issued by any Government Authority of competent jurisdiction enjoining, restraining or otherwise preventing the completion of the Purchase in accordance with this Agreement shall be in effect; provided, however, that each of the Parties shall use commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order or decree and to cause any such restraining order, injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

7.6                               Vendor’s Closing Deliveries

(a)                                  At least five Business Days before the Closing Time, Vendor shall deliver to Purchaser:

(i)                                     a statement setting forth the aggregate amount of all Distributions made during the Lock Box Period, if any; and

(ii)                                  the list of bank accounts and safety deposit boxes referred to in Section 9.17.

(b)                                 At or before the Closing Time, a statement of the amount of the Purchaser Subscription Payment, being the total amount of U.S. Dollars that the Corporation will require in order to pay and satisfy in full the Debenture and all interest accrued thereon.

(c)                                  At or before the Closing Time, Vendor shall have delivered to Purchaser the following, in form and substance satisfactory to Purchaser, acting reasonably:

(i)                                     share certificates representing the Purchased Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to Purchaser (acting reasonably) that Purchaser or its nominee(s) have been entered on the books of the Corporation as the registered holder of the Purchased Shares;

(ii)                                  certified copies of:

(A)                              the articles of incorporation and bylaws of Vendor, Vendor Guarantor, the Corporation and each Subsidiary and the partnership agreements and other constating documents of the Partnership Subsidiaries and the partners thereof;

(B)                                all resolutions of the boards of directors of Vendor, Vendor Guarantor, the Corporation and a resolution of the shareholders of the Corporation approving the entering into and completion of the Purchase (in the case of Vendor) and the transfer of the Purchased Shares (in the case of the Corporation); and

(C)                                a list of the officers of Vendor and Vendor Guarantor authorized to sign agreements, certificates, transfers and any other writings in respect of the Purchase, together with their specimen signatures;

(iii)                               certificates of status with respect to Vendor, Vendor Guarantor, the Corporation and each of the Corporate Subsidiaries, issued by the appropriate Government Authority;

(iv)                              a certificate confirming the matters described in Section 7.1 and Section 7.2.

(v)                                 an opinion of Vendor’s counsel as to the matters set forth in Schedule 7.6 which opinion may be given by in-house counsel of Vendor Guarantor or Vendor’s Counsel may rely on an opinion given by Vendor Guarantor’s in-house counsel and may be subject to customary assumptions, qualifications and limitations.  With respect to any factual matter relevant to the opinion, such counsel may rely on a certificate of a Senior Officer of Vendor;

(vi)                              a duly executed release and resignation, effective as of the Closing Time, of each director of the Corporation and of each of the Subsidiaries;

(vii)                           a receipt for payment of the amount provided in Section 3.3(a);

(viii)                        original share books, share ledgers and minute books and corporate seals and an undertaking from Vendor to deliver to Purchaser promptly after Closing all Books and Records of the Corporation and each of the Subsidiaries;

(ix)                                a certificate signed by a Senior Officer of PFULC, the Corporation, Vendor and Vendor Guarantor evidencing full satisfaction and discharge of the Debenture and inter-company debt and all Liabilities, Encumbrances and Claims related thereto; and

(x)                                   any other documents reasonably required to be delivered by Vendor to Purchaser at Closing Time pursuant to this Agreement.

7.7                               Termination of Debenture-Related Agreements

At the Closing Time, such documents as are reasonably required in order to terminate the agreements referred to in Schedule 4.2(e) shall have been executed and delivered in form and substance satisfactory to Purchaser, acting reasonably.

7.8                               Material Damage

Subject to Section 6.1, there shall have been no Damage or Destruction Event in relation to the Assets.

ARTICLE 8
VENDOR’S CONDITIONS

The obligation of Vendor to complete the Purchase in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (collectively, the “Vendor’s Conditions”) in this Article 8 each of which is acknowledged to be inserted for the exclusive benefit of Vendor and may be waived by Vendor in whole or in part.

8.1                               Correctness and Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained in Article 5 shall be correct and accurate in all material respects as at the Closing Time with the same effect as if made at and as of the Closing Time (except to the extent those representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be correct and accurate in all material respects on and as of such earlier date, and except to the extent that such representations and warranties are affected by actions and omissions consented to or waived by Vendor), and Vendor shall have received a certificate to that effect at or before the Closing Time from a Senior Officer of Purchaser.

8.2                               Performance of Obligations

Purchaser shall, at or before the Closing Time, have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement required to be performed or complied with by it prior to or on the Closing Time, and Vendor shall have received a certificate to that effect at or before the Closing Time from a Senior Officer of Purchaser.

8.3                               Governmental Approvals, Consents, and Authorizations

(a)                                  The Required Approvals shall have been obtained and shall be in full force and effect.

(b)                                 All other Government Authorizations required in connection with the completion of the Purchase in accordance with this Agreement shall have been obtained and be in full force and effect, other than any such Government Authorizations, the failure of which to obtain would not enjoin, materially restrict, prohibit or make illegal the Purchase.

(c)                                  There shall not be in effect any Applicable Law which enjoins, materially restricts, prohibits or makes illegal the Purchase; provided that all Government Authorizations have been obtained.

8.4                               Other Consents and Approvals

All Authorizations (other than Government Authorizations) required in connection with the completion of the Purchase in accordance with this Agreement shall have been obtained, other than those consents and approvals, the failure of which to obtain, individually or in the aggregate, would not enjoin, materially restrict, prohibit or make illegal the completion of the Purchase in accordance with this Agreement.

8.5                               No Injunctions or Restraints

No restraining order, injunction or other order or decree issued by any Government Authority of competent jurisdiction enjoining, restraining or otherwise preventing the completion of the Purchase in accordance with this Agreement shall be in effect; provided, however, that each of the Parties shall use commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order or decree and to cause any such restraining order, injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

8.6                               Purchaser’s Closing Deliveries

At or before the Closing Time, Purchaser shall have delivered to Vendor the following, in form and substance satisfactory to Vendor, acting reasonably:

(a)                                  the amount of the Purchase Price provided in Section 3.3(a) by wire transfer in accordance with Section 2.3;

(b)                                 certified copies of:

(i)                                     the constating documents of Purchaser and Purchaser Guarantor;

(ii)                                  all resolutions of the board of directors of Purchaser and Purchaser Guarantor approving the entering into and completion of the Purchase contemplated by this Agreement; and

(iii)                               a list of the officers and directors of Purchaser and Purchaser Guarantor authorized to sign agreements and any certificates, transfers and other writings in respect of the Purchase, together with their specimen signatures;

(c)                                  a certificate of status with respect to Purchaser issued by an appropriate Government Authority and a certified true copy of the commercial license of Purchaser Guarantor issued by the Ministry of Economy and Planning of the United Arab Emirates;

(d)                                 a certificate confirming the matters described in Section 8.1 and Section 8.2;

(e)                                  an opinion of counsel to Purchaser and Purchaser Guarantor as to the matters set forth in Schedule 8.6(e) which opinion with respect to Purchaser Guarantor may be given by the in-house counsel of Purchaser Guarantor or Purchaser’s Counsel may rely on an opinion given by in-house counsel of Purchaser Guarantor and may be subject to customary assumptions, qualifications and limitations.  With respect to any factual matter relevant to the opinion, such counsel may rely on a certificate of a Senior Officer of Purchaser or Purchaser Guarantor as applicable;

(f)                                    copies of the Required Approvals and other required Government Authorizations;

(g)                                 a notice to the Escrow Agent in the form prescribed by the Escrow Agreement authorizing the Escrow Agent to release the Deposit (and any interest earned thereon less any applicable withholding Taxes) to Vendor; and

(h)                                 any other documents reasonably required to be delivered by Purchaser to Vendor at Closing Time pursuant to this Agreement.

8.7                               Termination of Debenture-Related Agreements

At the Closing Time, such documents as are reasonably required in order to terminate the agreements referred to in Schedule 4.2(e) shall have been executed and delivered in form and substance satisfactory to Vendor, acting reasonably.

8.8                               Deposit

The Deposit and any interest earned on the Deposit (less any applicable withholding Taxes) shall have been paid to Vendor by the Escrow Agent.

ARTICLE 9
OTHER COVENANTS

9.1                               Conduct of Business Prior to Closing

From the date of this Agreement until the Closing Time, Vendor shall cause the Corporation and the Subsidiaries to do the following:

(a)                                  conduct the Business in the Ordinary Course of Business except as otherwise specifically contemplated, permitted or restricted by this Agreement;

(b)                                 use commercially reasonable efforts to maintain good relations with Persons having business relationships with the Corporation and any of the Subsidiaries and the Employees; and

(c)                                  comply in all material respects with all Applicable Laws and Contracts applicable to the Corporation, any of the Subsidiaries and the Assets;

provided that where the Corporation or any Subsidiary is not the operator of any Asset, Vendor shall be obligated to cause to be done only that which a prudent non-operator would be expected to do in similar circumstances in accordance with accepted Canadian oilfield industry practices.

From the Date of this Agreement until the Closing Time, Vendor Guarantor shall continue to make available advances consistent with past practices pursuant to the terms of the Credit Agreement listed on Schedule 4.15(d).

9.2                               Negative Covenants

From the date of this Agreement until the Closing Time Vendor shall not, without the written consent of Purchaser:

(a)                                  amend the constating documents or bylaws of the Corporation or of any Subsidiary;

(b)                                 cause or permit the Corporation or any Subsidiary to:

(i)                                     issue, sell or agree to issue or sell:

(A)                              any shares of its capital stock or any of its units or partnership interests, as applicable; or

(B)                                any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock any of its units or partnership interests, as applicable;

(ii)                                  merge into, amalgamate into, or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person or agree to do any of the foregoing;

(iii)                               declare, set aside, make or pay any Distributions; or

(iv)                              sell, transfer or otherwise dispose of any of its oil and gas properties having a fair market value for any such property of greater than $1,000,000 or if the aggregate fair market values of any such properties that are sold, transferred or otherwise disposed of by the Corporation and the Subsidiaries during this period would exceed $5,000,000;

(v)                                 directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock or partnership interests or other securities of the Corporation;

(c)                                  cause or permit the Corporation or any Subsidiary to sell, lease, transfer or otherwise dispose of any of the Assets, other than the oil and gas properties that are referred to in Section 9.2(b)(iv), having an individual or aggregate fair market value in excess of $10,000,000 except:

(i)                                     the sale of Petroleum Substances and other Assets, other than the oil and gas properties that are referred to in Section 9.2(b)(iv), in the Ordinary Course of Business; or

(ii)                                  to the Corporation or any Subsidiary;

(d)                                 create any new Encumbrances on the Assets other than Permitted Encumbrances or pursuant to the Title and Operating Documents;

(e)                                  except to the extent required by the terms of written employment or consulting agreements as in effect on the date of this Agreement, or as otherwise expressly contemplated by the terms of this Agreement or set out in the Schedules to this Agreement:

(i)                                     increase the benefits pursuant to Benefit Plans except in the Ordinary Course of Business;

(ii)                                  enter into any contracts of employment involving annual base compensation in excess of $200,000 (other than the contracts terminable by Purchaser without liability immediately following the Closing); or

(iii)                               increase, except consistent with previous practice of the Corporation, any salary, wages or other compensation payable to Employees by more than $50,000 per Employee or $1,000,000 in the aggregate for all Employees;

(f)                                    except in the case of an emergency, make any capital expenditures other than capital expenditures in the amounts, at the times and within the scope specified in the Corporation’s capital budget as approved in writing by Purchaser; provided that the Corporation shall also obtain Purchaser’s prior written consent of any capital expenditures in excess of $10,000,000 in the aggregate, including so in accordance with the Corporation’s capital budget; provided further that in seeking Purchaser’s consent for such expenditures at any time, the Corporation shall be entitled to seek consent for related groups of expenditures and submit investment memos or other documentation supporting the business case for such expenditures, and Purchaser shall respond to the Corporation’s request within 3 Business Days or be deemed to have granted its consent, and also provided that if the Purchaser withholds its consent for an expenditure and the expenditure is so in accordance with the Corporation’s capital budget but the Corporation or the Vendor Guarantor deems that the subject expenditure is necessary to maintain the integrity of the Assets, then the Corporation may, acting reasonably, make such necessary expenditure and the making of such expenditure shall not be a breach of this Section 9.2(f);

(g)                                 except as provided in Section 9.2(h), incur any indebtedness for borrowed money, other than indebtedness for borrowed money incurred in the Ordinary Course of Business that is paid in full before the Closing;

(h)                                 enter into or amend in any material respect or terminate before the end of the term thereof any Material Contract or Contract of the type set forth in clauses (i) through (iv) of Section 4.14(g), or any Title and Operating Document, except in the Ordinary Course of Business (including processing of assignments by third parties in the Ordinary Course of Business);

(i)                                     enter into any leases for new equipment if the equipment which is the subject matter of any such lease has a value in excess of $5,000,000;

(j)                                     except in the Ordinary Course of Business, enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of the Business or acquire, purchase or lease any interest in petroleum and natural gas, real property or real property interests;

(k)                                  purchase any securities of any Person, excepting any shares of the Corporation or shares, units or partnership interests in any of the Subsidiaries;

(l)                                     adopt or change any material accounting method with respect to Taxes; amend any Tax Return; enter into any private letter ruling, closing agreement or similar ruling or agreement with any taxing authority; settle any audit or proceeding with respect to a material amount of Taxes owed by the Corporation or any of its Subsidiaries;

(m)                               except in respect of any original Tax Return for a taxable period for which no such Tax Return previously has been filed, make any election with respect to Taxes;

(n)                                 enter into any Contract or arrangement of the type described in clauses (a)-(e) of Section 4.20;

(o)                                 transfer funds or other assets or properties or make obligations in respect of the Allocated Interest Payable; and

(p)                                 enter into any commitments to take any of the actions prohibited by any of the foregoing.

9.3                               Dealings or Operations Regarding Assets

Except in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property and subject to Section 9.2, from the date of this Agreement until the Closing Time Vendor shall not permit the Corporation or any Subsidiary, without the prior written consent of Purchaser, to:

(a)                                  voluntarily assume any obligation or commitment with respect to the Assets, except in the amounts, at the times and within the scope specified in Corporation’s capital budget; provided that prior to assuming any obligations or commitments, including so in accordance with the Corporation’s capital budget, in excess of $10,000,000 in the aggregate, the Corporation shall obtain the Purchaser’s prior written consent; provided further that in seeking Purchaser’s consent for such assumption at any time, the Corporation shall be entitled to seek consent for related groups of obligations and commitments to be assumed and submit investment memos or other documentation supporting the business case therefor, and Purchaser shall respond to the Corporation’s request within 3 Business Days or be deemed to have granted its consent, and also provided that if the Purchaser withholds its consent for an assumption of any obligation or commitment and such obligation or commitment is so in accordance with the Corporation’s capital budget but the Corporation or the Vendor Guarantor deems that the subject obligation or commitment is necessary to maintain the integrity of the Assets, then the Corporation may, acting reasonably, assume such necessary obligation or commitment and the assumption of such obligation or commitment shall not be a breach of this Section 9.3(a);

(b)                                 surrender, abandon or allow to expire any of the Assets except:

(i)                                     Assets which have become obsolete;

(ii)                                  where the rights of the Corporation or the Subsidiaries to those Assets have expired or terminated; or

(iii)                               otherwise in the Ordinary Course of Business;

(c)                                  propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under areas of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of, any of the Assets, or propose or initiate any operations on the Assets which have not commenced or have not been committed to by the Corporation or any Subsidiary as of the date hereof, except in the amounts, at the times and within the scope specified in the Corporation’s capital budget, or that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the value of any of the Assets; provided that prior to taking any of the foregoing actions, including so in accordance with the Corporation’s capital budget, in excess of $10,000,000 in the aggregate the Corporation shall obtain Purchaser’s prior written consent; provided further that in seeking Purchaser’s consent for such actions at any time, the Corporation shall be entitled to seek consent for related groups of such actions and submit investment memos or other documentation supporting the business case therefor, and Purchaser shall respond to the Corporation’s request within 3 Business Days or be deemed to have granted its consent, and also provided that if the Purchaser withholds its consent for taking such action and such action is so in accordance with the Corporation’s capital budget but the Corporation or the Vendor Guarantor deems that the subject action is necessary to maintain the integrity of the Assets, then the Corporation may, acting reasonably, take such necessary action and the taking of such action shall not be a breach of this Section 9.3(c); or

(d)                                 resign, or take any action which would result in its resignation or replacement, as operator of any of the Assets.

Provided however, that Vendor shall be obligated to cause the Corporation and the Subsidiaries to promptly provide to Purchaser any notices, communication and other documentation received in respect of any proposals that would exceed the limits set forth in sections Error! Reference source not found. and Error! Reference source not found. above.  If Vendor, the Corporation or any Subsidiary makes expenditures or takes actions necessary to prevent loss of life or injury to individuals, damage to or loss of property, Vendor shall, or shall cause the Corporation or the applicable Subsidiary to, give notice to Purchaser of those expenditures or actions and Vendor’s, the Corporation’s or the applicable Subsidiary’s estimate of the amounts expended or to be expended in connection therewith as soon as reasonably possible in the circumstances.

9.4                               Intercorporate Obligations

On or before the Closing Time and notwithstanding anything to the contrary provided herein:

(a)                                  Vendor shall cause any indebtedness of the Corporation and the Subsidiaries to Vendor or to any of Vendor’s Affiliates (other than to the Corporation or a Subsidiary) to be paid or otherwise satisfied, including by set-off, except as contemplated by Articles 2 and 3 hereof;

(b)                                 Vendor shall, and shall cause its Affiliates (other than the Corporation or the Subsidiaries) to, pay or otherwise satisfy any amounts owed by them to the Corporation and the Subsidiaries; and

(c)                                  Vendor shall use reasonable commercial efforts to cause any guarantees, credit support or other financial assurances provided by Vendor or its Affiliates (other than the Corporation or the Subsidiaries) to counterparties who have Contracts with the Corporation or any Subsidiary, which are listed on Schedule 9.4(c), to be released in a manner that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect subject to Purchaser complying with its obligations in this Section 9.4.

For purposes of Section 9.4(a) above, the Allocated Interest Payable shall on or prior to the Closing Time be eliminated without any transfer of funds or other assets, or properties or making of obligations, and on and after the Closing Time any and all obligations of the Corporation and any Subsidiary therefor shall be deemed to be fully satisfied and terminated.  Purchaser will at Vendor’s request at any time as part of the Closing furnish any guarantees, credit support or other financial assurances as may be required by the counterparties referred to in Section 9.4(c) above so that Vendor and its Affiliates can be released from their obligations in that regard, so long as Purchaser’s compliance with this provision would not reasonably be expected to have a Material Adverse Effect, a material adverse effect on Purchaser or substantially increase the cost of providing such guarantees, credit supports or other financial assurances compared to those costs in place and incurred by Vendor and its Affiliates as of the date hereof.

9.5                               Access to Books and Records and Other Assets

(a)                                  Vendor shall permit Purchaser and its Representatives, between the date of this Agreement and the Closing Time, on reasonable notice, to the Senior Officers of Vendor, the Corporation and any Subsidiary, to have access during normal business hours to:

(i)                                     all locations of the Corporation or any Subsidiary where Books and Records or other material relevant to the Business is stored;

(ii)                                  all the Books and Records; and

(iii)                               the Assets of the Corporation and the Subsidiaries and other material relevant to the Business and in the possession or control of the Corporation or any Subsidiary, provided that such access does not unreasonably interfere with the operation of the Business in the Ordinary Course of Business.

(b)                                 Vendor shall permit Purchaser and its Representatives, between the date of this Agreement and the Closing Time, on reasonable notice to the Senior Officers of Vendor, the Corporation and any Subsidiary, to have reasonable access to the Employees, auditors and inside counsel of the Corporation and any Subsidiary during normal business hours; provided that such access does not unreasonably interfere with such Employees’, auditors’ and counsel’s responsibilities or the Ordinary Course of Business.

(c)                                  Notwithstanding Section 9.5(a), Vendor shall not be required to disclose any information, records, files or other data to Purchaser:

(i)                                     where Vendor, the Corporation or any Subsidiary is prohibited by any Applicable Law (including the Competition Act); or

(ii)                                  where to do so would cause Vendor, the Corporation or any Subsidiary to be in violation of a confidentiality obligation to another Person.

If any consent of any Person is required to permit the release of any information to Purchaser, Vendor shall, on the request of Purchaser, make all commercially reasonable efforts to obtain that consent.

9.6                               Confidentiality

(a)                                  From and after the Closing, for a period of two years from the Closing Date, Vendor shall, and shall cause each of its Affiliates and Representatives to maintain in strict confidence any and all Confidential Information concerning the Assets and the Business of the Corporation and the Subsidiaries.  It is understood that the Vendor shall not have any liability hereunder with respect to information that (i) is in or, through no fault of the Vendor or any of its Representatives, comes into the public domain, (ii) Vendor is legally required to disclose, or (iii) is or becomes available to Vendor from a source (other than Purchaser or any of its Affiliates or Representatives) which, to the best of Vendor’s knowledge, is not prohibited from disclosing such information to Vendor by a legal, contractual or fiduciary obligation.

(b)                                 In the event that Vendor or any of its Affiliates or Representatives are required by law to disclose any such information, Vendor shall promptly notify the Purchaser in writing so that Purchaser may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of Vendor’s outside legal counsel, is required by law to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Vendor shall continue to be bound by its obligations pursuant to this Section 9.6 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

(c)                                  From and after the Closing, for a period of two years from the Closing Date Purchaser shall, and shall cause each of its affiliates and Representatives to, maintain in strict confidence any and all Confidential Information concerning Vendor which is not related to the Assets or the business of the Corporation and the Subsidiaries and which Purchaser is not purchasing in connection with the transactions contemplated by this Agreement.  It is understood that Purchaser shall not have any liability hereunder with respect to information that (i) is in or, through no fault of Purchaser or any of its Representatives, comes into the public domain, (ii) Purchaser is legally required to disclose, or (iii) is or becomes available to Purchaser from a source (other than Vendor or any of its Affiliates or representatives) which, to the best of Purchaser’s knowledge, is not prohibited from disclosing such information to Purchaser by a legal, contractual or fiduciary obligation.

(d)                                 In the event that Purchaser or any of its Affiliates or Representatives are required by law to disclose any such information, Purchaser shall promptly notify Vendor in writing so that Vendor may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of Purchaser’s Counsel, is required by law to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Purchaser shall continue to be bound by its obligations pursuant to this Section 9.6 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

9.7                               Actions to Satisfy Closing Conditions

Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that Vendor shall act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the Conditions set forth in Article 7, including the waiver of notice and other requirements for performance of the actions set forth in Section 2.1, and Purchaser shall act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, the Conditions set out in Article 8.  Each Party shall cooperate with the other Party and provide the other Party or its Representatives with information in its possession, and not otherwise available to the other Party, necessary to seek the approvals or waivers referred to in Articles 7 and 8.  Each of Purchaser and Vendor shall act in good faith in determining whether or not a Condition in its favour has been satisfied.

9.8                               Preservation of Records

Purchaser shall take all reasonable steps to preserve and keep the Books and Records for a period of ten years from the Closing Date, or for any longer period as may be required by any Applicable Law or Government Authority or by Section 11.2(c), and shall make those Books and Records available to Vendor as may be reasonably required by Vendor in connection with a Claim by Purchaser or any other Person against Vendor under or relating to this Agreement or the Purchase.  Vendor acknowledges that Purchaser shall not be liable to Vendor in the event of any accidental destruction of those Books and Records, caused otherwise than by the gross negligence or wilful misconduct of Purchaser.

9.9                               Competition Act Filing and Investment Canada Act Filing

Without limiting the provisions of Section 9.7:

(a)                                  Purchaser and Vendor shall, and shall use all commercially reasonable efforts to cause their respective officers, employees, representatives, advisors and agents to:

(i)                                     make the filings required of Purchaser, Vendor, the Corporation or any of their Affiliates to obtain the Competition Act Approval and the Investment Canada Approval within fourteen days after the date of this Agreement;

(ii)                                  comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Vendor, the Corporation or any of their Affiliates from the Canadian Competition Bureau pursuant to the Competition Act, the Investment Review Division of Industry Canada pursuant to the Investment Canada Act or any other Government Authority, as the case may be; and

(iii)                               consult and cooperate in connection with any investigation, review or other inquiry in each case concerning the Purchase commenced by any Government Authority;

(b)                                 each Party shall:

(i)                                     promptly inform the other Party of any material, applicable, communication received by that Party from the Canadian Competition Bureau or any other Government Authority regarding the Purchase;

(ii)                                  not agree to participate in any substantive meeting or discussion with the Canadian Competition Bureau or any representative thereof in respect of any filings, investigation or inquiry concerning the Purchase contemplated by this Agreement, whether oral or in person, unless it consults with the other Party in advance and, to the extent permitted by the Canadian Competition Bureau or any representative thereof, gives the other Party the opportunity to attend and participate thereat; and if that participation is either declined or not permitted, to furnish promptly thereafter a memorandum setting forth the material terms of that meeting or those discussions; and

(iii)                               furnish the other Party in advance with copies of all correspondence, filings and communications between them and their Affiliates and their respective Representatives, on the one hand, and the Canadian Competition Bureau or any representative thereof, on the other hand, with respect to this Agreement and the Purchase contemplated by this Agreement and provide the other Party a reasonable opportunity to comment thereon and agrees to consider those comments in good faith;

(c)                                  Purchaser shall advise Vendor promptly in advance of any understandings, undertakings or agreements which Purchaser and the Corporation propose to make or enter into with the Canadian Competition Bureau in connection with the Purchase; and

(d)                                 Without limiting the foregoing, Purchaser agrees to use commercially reasonable efforts to obtain any Government Authorization (including the Investment Canada Approval) necessary to enable the Parties to consummate the Purchase as soon as practicable, but in any event no later than the Outside Date, including committing to undertakings under the Investment Canada Act and/or registration of a consent agreement under the Competition Act, on terms and conditions (including such undertakings and consent agreement, if any) which could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect and are otherwise acceptable to Purchaser (acting reasonably).

9.10                        Notice

Each Party will give prompt notice to the other if it becomes aware of the occurrence, or failure to occur, at any time from the date hereof until the Closing, of any event or state of facts which occurrence or failure would or would be likely to:

(a)                                  cause any of the representations or warranties of the other Party contained herein to be incorrect or inaccurate on the date hereof or on the Closing Date; or

(b)                                 result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other Party hereunder before the Closing Date.

9.11                        Assignment of Confidentiality Agreements

Vendor and Vendor Guarantor shall assign to Purchaser and, to the extent necessary shall cause the Corporation to assign to Purchaser, at or prior to, and with effect from and after, the Closing Time, all of its respective rights under any confidentiality agreements relating to the Corporation with third parties, but only to the extent that those agreements permit those assignments without consent.  To the extent those agreements do not permit assignments without consent, at Purchaser’s request and at Purchaser’s expense, provided that Vendor and Vendor Guarantor receives an indemnity from Purchaser in form and substance satisfactory to Vendor in its sole discretion, Vendor and Vendor Guarantor shall, to the extent permitted by Applicable Law and the terms of such confidentiality agreements, appoint Purchaser as Vendor’s and Vendor Guarantor’s representative and agent in respect of the confidential information relating to the Business, the Assets, and the Corporation or the Subsidiaries under those confidentiality agreements, and any amounts recovered or expenses incurred by Purchaser or Vendor and Vendor Guarantor in connection therewith shall be for the account of Purchaser.  In any event, Vendor and Vendor Guarantor shall strictly enforce any applicable rights under all such confidentiality agreements; and copies of all such agreements shall be provided to Purchaser on or prior to the Closing Date.

9.12                        Insurance

(a)                                  Insurance coverage required by the Corporation and the Subsidiaries is maintained and provided by Vendor or Vendor’s Affiliates (“Vendor’s Insurance”).  Purchaser acknowledges that, from and after the Closing, the Corporation and the Subsidiaries will no longer have the benefit of the Vendor’s Insurance.  Vendor will refund to the Corporation an amount equal to the portion of the insurance premiums paid by the Corporation to Vendor for the Vendor’s Insurance for the period from the Closing Time to the expiry date of the coverage paid for under each applicable policy providing Vendor’s Insurance, to the extent that those amounts are recoverable from the applicable insurer providing the Vendor’s Insurance.

(b)                                 From and after the Closing Date (i) the Purchaser will have the right to assert claims (and the Vendor will use commercially reasonable efforts to assist the Purchaser in asserting claims if so requested) for any Loss with respect to the Corporation or its Subsidiaries under Vendor’s Insurance that are “occurrence based” insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs arising out of insured incidents occurring from the date coverage thereunder first commenced until Closing to the extent that the terms and conditions of any such “occurrence based” policies and agreements relating thereto so allow; and (ii) the Purchaser will have the right to manage, monitor, mediate, prosecute and settle claims with respect to the Corporation and its Subsidiaries properly asserted with any and all insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs prior to Closing (and the Vendor will use commercially reasonable efforts to assist the Purchaser in connection therewith if so requested) under Vendor’s Insurance. The Vendor’s obligation to use commercially reasonable efforts to assist the Purchaser in asserting claims under applicable Vendor’s Insurance will include using commercially reasonable efforts in assisting the Purchaser to establish their right to coverage under such Vendor’s Insurance.

(c)                                  Vendor shall cause Vendor’s Insurance to be maintained until Closing.

9.13                        Employee Related Matters

From and after the Closing, Purchaser will ensure that the Corporation and the Subsidiaries will:

(a)                                  honour their obligations to present and former Employees relating to their employment with the Corporation or any Subsidiary, including all obligations and Liabilities relating to the Benefit Plans, regardless of whether those obligations arose or relate to any period before or after Closing; and

(b)                                 recognize each Employee’s original hire date with the Corporation or any Subsidiary, and credit the Employee with all service so recognized by the Corporation or any Subsidiary in their Benefit Plans, including all periods of employment leave, for all purposes including defined contribution participation service credit (as recognized in Benefit Plans), eligibility for, vesting of and locking in of benefits, as applicable, under each of the Benefit Plans, and in the event of future termination of employment, entitlement to severance payments.

Provided that nothing in this Section 9.13 shall provide any Employee of the Corporation or any Subsidiary any greater rights to employment or benefits than applied with respect to such Employee prior to the Closing Date.

9.14                        Consent to Jurisdiction

Each of the Parties and the Vendor Guarantor and Purchaser Guarantor:

(a)                                  irrevocably attorns and submits to the non-exclusive jurisdiction of each court of competent jurisdiction sitting in Calgary, Alberta in any Claim arising out of or related to this Agreement and irrevocably agrees that all Claims may be heard and determined in that Alberta court;

(b)                                 irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Claim;

(c)                                  agrees that a final judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; and

(d)                                 waives trial by jury to any Claim arising out of or relating to this Agreement and waives any claim to punitive damages with respect to any Claim.

Each of Purchaser and Purchaser Guarantor irrevocably appoint Heenan Blaikie LLP (the “Purchaser’s Process Agent”), with an office on the date hereof at 12th Floor, Fifth Avenue Place, 425 – 1st Street SW, Calgary, Alberta Canada, for the attention of Lloyd E. Symons, as its agent to receive on its behalf service of copies of a statement of claim and any other process which may be served in any such Claim.  That service may be made by delivering a copy of that statement of claim or other process to Purchaser in care of Purchaser’s Process Agent at Purchaser’s Process Agent’s address above or at such other address as Purchaser’s Process Agent shall have last notified the parties hereto by giving notice of such address in accordance with Section 13.4.

Each of Vendor and Vendor Guarantor irrevocably appoint Fraser Milner Casgrain LLP (the “Vendor’s Process Agent”), with an office on the date hereof at 30th Floor, Fifth Avenue Place, 237 – 4th Avenue SW, Calgary Alberta Canada, for the attention of Miles Pittman, as its agent to receive on its behalf service of copies of a statement of claim and any other process which may be served in any such Claim.  That service may be made by delivering a copy of that statement of claim or other process to Vendor, as the case may be, in care of Vendor’s Process Agent at Vendor’s Process Agent’s address above or at such other address as Vendor’s Process Agent shall have last notified the parties hereto by giving notice of such address in accordance with Section 13.4.

9.15                        Purchase Not Conditional on Financing

Nothing in this Agreement shall make Purchaser’s obligation to complete the Purchase, including Purchaser’s obligation to make the payments referred to in Section 3.1 on a timely basis, conditional on Purchaser being able to obtain or complete any financing for the Purchase.

9.16                        Compliance with Privacy Laws

(a)                                  Vendor acknowledges and confirms that the Corporation and the Subsidiaries have complied at all times with Privacy Laws which govern the collection, use and disclosure of Personal Information disclosed to Purchaser pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).  Vendor hereby covenants and agrees to advise Purchaser of all purposes for which Disclosed Personal Information was initially collected from or in respect of the Employee to which that Disclosed Personal Information relates and all additional purposes where Vendor has notified the Employee of that additional purpose, and disclosure of Personal Information, if any, unless that use or disclosure is permitted or authorized by law, without notice to, or consent from, that Employee; provided, however, that in such case Vendor shall have advised Purchaser of the legislative provisions on which Vendor is relying.

(b)                                 Before Closing, none of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Purchase.

(c)                                  Each of the Parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Purchase, and that the disclosure of Personal Information relates solely to the carrying on of the Business, or the completion of the Purchase.

(d)                                 Purchaser shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees responsible for processing such Disclosed Personal Information to protect the confidentiality of that information in a manner consistent with Purchaser’s obligations hereunder.  Purchaser shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of Purchaser who have a bona fide need to access to that information in order to fulfil their obligations in the course of their employment or in providing services to Purchaser.

(e)                                  The Parties shall fully co-operate with one another, with the Employees to whom the Personal Information relates, and any Government Authority charged with enforcement of Privacy Laws, in responding to inquiries, complaints, requests for access, and Claims in respect of Disclosed Personal Information.

(f)                                    Purchaser undertakes, after Closing, to utilize the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected from or in respect of the applicable Employees.

(g)                                 If Closing does not occur, on the request of Vendor, Purchaser shall forthwith cease all use of the Disclosed Personal Information acquired by Purchaser in connection with this Agreement and will return to Vendor or, at Vendor’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof).

9.17                        Bank Accounts

Vendor will provide Purchaser within five Business Days before the Closing Date a complete and correct list of all bank accounts and safety deposit boxes maintained by the Corporation and the Subsidiaries.

9.18                        Reserve Report

Vendor shall, at least five (5) Business Days prior to the Closing Date, deliver to Purchaser a reserves audit prepared by Ryder Scott with respect to at least 80% of the proven reserves of the Corporation (as determined in accordance with SEC requirements) as at March 31, 2007, which reserves audit (i) shall be prepared in a manner consistent with, and shall be based on the same pricing assumptions as those contained in, the Balance Sheet Date Reserve Report, (ii) shall include an opinion letter prepared by Ryder Scott substantially in the form attached hereto as Schedule 9.18 and (iii) shall describe reserves that are not materially less than those described in the Balance Sheet Date Reserves Report except to the extent that reductions in such reserves are attributable to the conduct of the Business in the Ordinary Course of Business since the Balance Sheet Date or to the disposition of oil and gas properties after the date hereof made with the written consent of the Purchaser or pursuant to Section 9.2(b)(iv).

ARTICLE 10
INDEMNIFICATION

10.1                        Mutual Indemnifications for Breaches of Covenants and Warranties

(a)                                  From and after the Closing, Vendor covenants and agrees with Purchaser, and Purchaser covenants and agrees with Vendor (the Party covenanting and agreeing to indemnify the other Party being called in this Agreement the “Indemnifying Party” and the Party being indemnified being called in this Agreement the “Indemnified Party”) to indemnify and hold harmless, the Indemnified Party, its Affiliates and its and their respective successors and permitted assigns and the directors, officers, employees, shareholders, agents, members and partners of any of them (collectively, the “Vendor Indemnified Persons” or the “Purchaser Indemnified Persons”, as applicable) from and against all Claims which may be made or brought against any of the Indemnified Persons and any Losses  which they may suffer or incur, directly or indirectly, as a result of, arising out of, or in connection with any breach of any covenant on the part of the Indemnifying Party under this Agreement or any inaccuracy or incorrectness of any representation or warranty of the Indemnifying Party contained in this Agreement, or other document or certificate furnished by the Indemnifying Party pursuant to this Agreement including with respect to any Tax matters.

(b)                                 In addition to and without limiting its obligations to indemnify Vendor and the other Vendor Indemnified Persons from and after the Closing, Purchaser covenants and agrees with Vendor to indemnify, defend, save and hold harmless Vendor Indemnified Persons referred to above from and against any and all Losses of any kind which may be brought against or suffered by them or any one or more of them or which any one or more of them may sustain, pay or incur, in each case which are caused by, arise from, are incurred in connection with or relate in any way directly or indirectly to:

(i)                                     any past, present or future Environmental Matters or past, present or future Environmental Liabilities, but excluding any Environmental Matters or Environmental Liabilities or Losses or Claims which may be made or brought against any of Vendor Indemnified Persons, or which they may suffer or incur, directly or indirectly, as a result of, arising out of or in connection with any breach of any covenant hereunder on the part of Vendor Indemnified Parties relating to Environmental Matters or Environmental Liabilities or any inaccuracy or incorrectness of any representation or warranty of Vendor relating to Environmental Matters contained in Section 4.13, or other document or certificate furnished by Vendor pursuant to this Agreement (Environmental Matters and Environmental Liabilities in respect of which Vendor and the other Vendor Indemnified Persons are indemnified pursuant to this Section 10.1(b) are referred to as the “Indemnified Environmental Matters” and the “Indemnified Environmental Liabilities”, respectively) and Purchaser hereby assumes all Losses, covenants and Liabilities in respect of any such Indemnified Environmental Matters and Indemnified Environmental Liabilities, regardless of whether such Indemnified Environmental Matters or Indemnified Environmental Liabilities are attributable to, occurred, arose or accrued at, prior to or subsequent to the Closing Date.

Purchaser shall have no rights to recovery, indemnification or contribution against Vendor Indemnified Persons for Indemnified Environmental Liabilities or Indemnified Environmental Matters referred to in this Section 10.1(b) under this Agreement, under Applicable Laws, in equity or otherwise, and all rights and remedies which Purchaser may have at or under Applicable Law (including any past, present or future Environmental Law) or in equity, including any right of contribution or reimbursement, against Vendor Indemnified Parties with respect to any such Indemnified Environmental Liabilities or Indemnified Environmental Matters are expressly waived.

Purchaser does hereby release, acquit and forever discharge Vendor Indemnified Persons from any and all Losses, including all claims for contribution and indemnity under Applicable Laws or in equity, which may be asserted now or in the future (or both) and that in any way relate to or arise out of Indemnified Environmental Liabilities or Indemnified Environmental Matters referred to in this Section 10.1(b), regardless of whether those Indemnified Environmental Matters or Indemnified Environmental Liabilities are attributable to, occurred, arose or accrued at, prior to or subsequent to the Closing Date; and Purchaser covenants not to make any Claim or other demand, or institute any action or other proceeding against Vendor Indemnified Persons for indemnity and contribution for any of those Indemnified Environmental Liabilities or Indemnified Environmental Matters or against a Person other than a Vendor Indemnified Person where a Claim for contribution or indemnity may be brought against a Vendor Indemnified Person; and

(ii)                                  all Claims by a Person who is not Vendor or a Related Party to the Vendor to the extent that those Claims directly or indirectly relate to the Purchased Shares, the Corporation, any Subsidiary, the Assets or the Business, except for any Claims which are the subject of indemnification provided by Vendor as set out in Section 10.1(a) or Article 11.

(c)                                  Any obligation of indemnification pursuant to this Article 10 or pursuant to Article 11, shall be subject to:

(i)                                     other than with respect to any Tax matter (the survival of which is addressed in Section 6.2(a)(ii)), the limitations set forth in Article 6 respecting the survival of the representations, warranties and covenants of the Parties and other matters including the limitations in Section 6.2(b) and Section 6.2(c), all of which limitations shall, to the extent applicable, apply to any Claims under this indemnity;

(ii)                                  the restrictions in Section 6.4;

(iii)                               other than as provided in Article 11, the requirement that the Indemnifying Party shall, in respect of any Claim made by any third Person, to the extent reasonably possible, be afforded an opportunity at its sole expense to resist, defend and compromise that Claim;

(iv)                              the limitation that, for Claims made in connection with any inaccuracy or incorrectness of any representation or warranty contained herein or breach of any covenant contained herein, subject to Section 10.3(f), the Indemnifying Party shall not be required to pay any such amount until the aggregate amount is finally adjudicated or agreed as being payable by that Indemnified Party and, if applicable, that final amount exceeds the thresholds set out in Article 6 and then subject to the limits set forth in Article 6; and

(v)                                 the limitation that, for any Claim in respect of which Purchaser is the Indemnified Party, if such Claim is considered a Distribution and by virtue thereof the amount of that Distribution was deducted in determining the Purchase Price, then the amount of that Distribution shall also be deducted from that Claim before determining the amount of that Claim which may be subject to indemnification under this Agreement.

10.2                        Procedures Relating to Indemnification Between Vendor and Purchaser

Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Claim for which indemnification is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice to the Indemnifying Party, setting forth the specific facts and circumstances, in reasonable detail, relating to that Claim and the amount of that Claim (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation) (“Indemnification Notice”); provided, however, that failure to give that

Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of that failure.  Notwithstanding the foregoing:

(a)                                  a Purchaser Indemnified Person shall not be entitled to make a Claim against Vendor under Section 10.1 unless and until:

(i)                                     Purchaser shall have provided Vendor written notice of default; and

(ii)                                  Vendor shall have failed to cure that default within 60 days after Vendor’s receipt of Purchaser’s notice; and

(b)                                 a Vendor Indemnified Person shall not be entitled to make a Claim against Purchaser under Section 10.1 unless and until:

(i)                                     Vendor shall have provided Purchaser written notice of default; and

(ii)                                  Purchaser shall have failed to cure that default within 60 days after Purchaser’s receipt of Vendor’s notice.

10.3                        Indemnification Procedures for Third Party Claims

(a)                                  In the case of Claims made by a third party with respect to which indemnification is sought hereunder, the Indemnified Party shall give prompt written notice, and in any event within 10 days after it receives notice of that Claim, to the Indemnifying Party of any such Claim made on it stating the nature and basis for that Claim.  A failure to give that notice within that period shall not preclude the Indemnified Party from obtaining that indemnification but its right to indemnification shall be reduced to the extent that any such delay materially prejudiced the defense of the Claim or materially increased the amount of liability or cost of defense.

(b)                                 The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after its receipt of the notice described in Section 10.3(a), to assume the control of the defence, compromise or settlement of that Claim so long as (i) the Claim involves only money damages and does not seek an injunction or other equitable relief, (ii) the Indemnifying Party conducts the defense of the Claim in good faith and (iii) provided that such assumption shall, by its terms, be without cost to the Indemnified Party.  If the Indemnifying Party assumes the control of the defence, compromise or settlement of such Claim, as against the Indemnified Party, it will be conclusively established for the purposes of this Agreement that those Claims are within the scope of the indemnification set out in Article 10 and the Indemnifying Party shall be responsible for reimbursing the Indemnified Party for all prior reasonable legal fees and expenses on a solicitor and client basis in connection therewith.  The Indemnifying Party shall thereafter keep each Indemnified Party reasonably informed with respect to the status of that Claim.

(c)                                  On the assumption of control of any Claim by the Indemnifying Party pursuant to Section 10.3(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of that Claim at its sole expense, including, if necessary, employment of counsel satisfactory to the Indemnified Party (acting reasonably) and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct that defence.  The Indemnifying Party shall not settle that Claim unless that settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff of a full and complete release of the Indemnified Party from any and all liability with respect to that Claim.  As long as the Indemnifying Party is contesting any such Claim in good faith and on a timely basis, the Indemnified Party shall not pay or settle any such Claim without the consent of the Indemnifying Party, acting reasonably.  Notwithstanding the assumption by the Indemnifying Party of the defence of that Claim as provided in this Section 10.3(c), the Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense; provided, however, that if the defendants in any such Claim shall include both an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defences to that Indemnified Party, that Indemnified Party shall have the right to select separate counsel to participate in the defence of that Claim on its behalf, at the expense of the Indemnifying Party; and provided further that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties.

(d)                                 If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defence of any Claim within the period of time prescribed above in Section 10.3(b), or shall notify the Indemnified Party that it will not assume the defense of any such Claim, then the Indemnified Party may assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall be bound by any determination made in that Claim or any settlement thereof effected by the Indemnified Party; provided that any such determination or settlement shall not affect the right of the Indemnifying Party to dispute the Indemnified Party’s claim for indemnification.  The Indemnifying Party shall be permitted to join in the defense of that Claim and to employ counsel at its own expense.

(e)                                  The final determination of any Claim pursuant to this Section 10.3, including all related costs and expenses, will be binding and conclusive on the Parties as to the validity or invalidity, as the case may be, of that Claim against the Indemnifying Party.

(f)                                    Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Claims for which the Indemnified Party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party.

10.4                        Holding of Indemnities

Vendor and Purchaser shall hold the indemnities contained in Section 10.1 in trust on behalf of Vendor Indemnified Persons or Purchaser Indemnified Persons, as applicable, and may enforce those indemnities on its and their respective behalf.  In furtherance of the foregoing the term “Indemnified Party” as used herein shall mean or include, as applicable, any Vendor Indemnified Person or Purchaser Indemnified Person that the Indemnified Party may represent in the circumstances.

10.5                        Claims Net of Insurance and Taxes

(a)                                  The amount of any and all Claims under this Article 10 and elsewhere under this Agreement shall be determined net of any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to those Claims.  Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Claims.

(b)                                 In determining the amount of any Claim for which either Party is entitled to indemnification under this Article 10, the gross amount thereof shall be reduced by any Tax Benefit actually utilized by that Party (or which such Party has the option to actually utilize) in the year of the indemnity payment or earlier in connection with that Claim to the extent that Tax Benefit results directly from the incurrence of that Claim.  If an indemnification payment hereunder results in incremental Tax being payable by the Indemnified Party, the amount of the applicable Claim shall be equal to:

(i)                                     the gross amount of that Claim minus the net present value of the Tax Benefit realized by that Indemnified Party as determined above;

(ii)                                  divided by:

(iii)                               one minus the Tax Rate;

provided, however, that no additional indemnification payment for any applicable incremental Tax shall be payable until final settlement of that Tax liability with the relevant Tax authority, and only on receipt by the Indemnifying Party of a copy of an official communication issued by the relevant Tax authority which evidences that final settlement of the Tax liability and, in those circumstances, the Indemnifying Party will also pay to the Indemnified Party interest, at Vendor’s Interest Rate, on the indemnification amount payable from the date the obligation to make that indemnification payment arose until the date on which that indemnification payment is made.

For purposes of this Section 10.5, “Tax Benefit” means, as to a Party, the Tax Rate multiplied by the amount of any income tax deduction or allowance arising from any Claim that entitles the Indemnified Party to indemnity under this Agreement. If a change in Applicable Law replaces or otherwise supplements the federal or provincial income tax on corporations with another method of taxation, the Parties agree to negotiate in good faith a new definition of Tax Benefit; and “Tax Rate” means the rate of Tax eligible under the Applicable Laws to a relevant Person for any relevant period of time.

10.6                        Mitigation

Each Party shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Claims.

10.7                        Adjustment to Purchase Price

Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price.

10.8                        Subrogation

Each Party shall assign to the other Party and subrogate the other Party to all its rights and remedies against any Person (other than, with respect to rights and remedies of Vendor and Purchaser, those against its Related Parties) in respect of any payment made by the other Party in respect of any indemnification or liability assumed by the other Party pursuant to this Agreement or as a result of this Agreement (including legal fees and other costs of litigation).  Each Party shall provide all reasonable cooperation of assistance required by the other Party in making and prosecuting any Claim for recovery against that Person to the extent that payment is made by the other Party.  Neither Party shall knowingly take any action to impair any such right or remedy of the other Party to recover any such payment.

ARTICLE 11
TAX MATTERS

11.1                        Liabilities for Taxes

(a)                                  Vendor shall be liable for and shall pay and shall indemnify, defend and save and hold harmless Purchaser, the Corporation and the Subsidiaries from and against:

(i)                                     all income Taxes of the Corporation and each Corporate Subsidiary in excess of amounts paid by the Corporation or Subsidiary as the case may be on account of such Taxes on or before the Balance Sheet Date:

(A)                              for taxation years of the Corporation and each Corporate Subsidiary ending on or before the Closing Date; or

(B)                                attributable to income earned or realized by the Partnership Subsidiaries (and any former direct or indirect subsidiaries of the Corporation that are or were partnerships) for fiscal years of such partnerships ending on or before the Closing Date;

for the avoidance of doubt, Vendor shall be liable for and shall pay any Taxes described in this Section 11.1(a)(i) without regard to any payments of such Taxes made by the Corporation or any Subsidiary after the Balance Sheet Date;

(ii)                                  all other Taxes of the Corporation and its Subsidiaries in excess of amounts paid by the Corporation or Subsidiary as the case may be on account of such Taxes on the Balance Sheet Date attributable to periods ending on or before the Balance Sheet Date (whether or not such periods coincide with a taxation year or, in the case of a Partnership Subsidiary, a fiscal year) or attributable to any act or failure to act after the Balance Sheet Date  and on or before the Closing Date by Vendor, the Corporation or any of its Subsidiaries that is outside the Ordinary Course of Business, including, for the avoidance of doubt, any restructuring or reorganization or the failure to properly report any such transaction;

(iii)                               all Taxes imposed on or payable by third parties with respect to which the Corporation or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing;

(iv)                              all Taxes of Vendor or any Affiliate thereof (other than the Corporation or any of its Subsidiaries) for any taxable period; and

(v)                                 all Taxes of the Corporation or any of its Subsidiaries attributable to the section 338 election contemplated by Section 11.4.

in all such cases including any associated expenses.

(b)                                 After Closing and subject to the terms of this Article 11, Vendor shall be liable for and shall pay and shall indemnify and save and hold harmless Purchaser, the Corporation and the Subsidiaries from and against all Taxes of the Corporation and each Subsidiary attributable to or which arise as a result of any Distributions made after the Balance Sheet Date and on or before the Closing Date.

(c)                                  Vendor shall be entitled to any refund of (or credit for) Taxes allocable to any period with respect to which Vendor is liable for Taxes in accordance with the foregoing Sections 11.1(a) and 11.1(b).  Such refund or credit shall be net of any costs related thereto and shall include any refund or credit which arises as a result of a carryback of a loss or other Tax benefit from a Tax period beginning after the Closing Date (in the case of income Taxes) or the Balance Sheet Date (in the case of non-income Taxes).

(d)                                 All stock transfer, real estate transfer, sales, use, documentary, stamp, and all conveyance fees, recording charges and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid 50% by Purchaser and 50% by Vendor.  Purchaser shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and Vendor shall cooperate with Purchaser with respect thereto and, if required by Applicable Law, shall execute any and all Tax Returns related thereto.

11.2                        Tax Returns

(a)                                  Vendor shall cause to be prepared and filed on a timely basis all Tax Returns (if any) for the Corporation and the Subsidiaries for any taxation year which ends on or before the Closing Date and for which Tax Returns have not been filed as of that date. The Corporation and the Subsidiaries shall not claim or renounce amounts in respect of the Tax Pools prior to Closing except to reduce income for Tax purposes of the Corporation and the Subsidiaries for their taxation years ending either on the Balance Sheet Date or during the Lock Box Period.  Purchaser shall have an opportunity to review and comment on those Tax Returns, acting reasonably, at least 7 Business Days before the filing of those Tax Returns and Vendor shall reasonably consider and address any comments of the Purchaser in that regard.  Vendor and Purchaser hereby agree that, at the request of Purchaser, an election pursuant to Subsection 256(9) of the Tax Act shall be made with respect to the Purchase.

(b)                                 Purchaser shall prepare or cause to be prepared and filed on a timely basis all Tax Returns for the Corporation and the Subsidiaries for any taxation year which ends after the Closing Date and for which Tax Returns have not been filed as of the Closing Date.  Vendor shall have an opportunity to review and comment on any of those Tax Returns to the extent they relate to any period before the Closing Date, and to approve them, acting reasonably, at least 15 days before the filing of those Tax Returns.

(c)                                  Purchaser shall pay or shall cause the Corporation or any of the Subsidiaries to pay and remit any Taxes due in respect of the Tax Returns referred to in Section 11.2(a).  Vendor shall reimburse Purchaser for any Taxes for which Vendor is liable pursuant to Section 11.1(a), but which are payable with Tax Returns to be filed pursuant to Section 11.2(a), on the written request of Purchaser, setting forth in detail the computation of the amount owed by Vendor, but in no event earlier than ten days before the due date for the filing of any applicable Tax Returns.

(d)                                 Before Closing Vendor shall, and after Closing Purchaser shall, cause the Corporation and the Subsidiaries to cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any of those Tax Returns referred to in this Section 11.2 and shall preserve that data and other information until the expiration of any applicable limitation period under any Applicable Laws with respect to Taxes.

(e)                                  Purchaser shall grant to Vendor access at all reasonable times to all of the information, books and records relating to the Corporation and each Corporate Subsidiary within the possession of Purchaser, its Affiliates, the Corporation and each Corporate Subsidiary (including without limitation work papers and correspondence with taxing authorities), and shall afford Vendor (or their designees) the right (at Vendor’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Vendor (or their designees) to prepare Vendor’s United States Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims among the Parties arising under, Article 9, in each case, with respect to taxable periods ending on or before December 31, 2007.

(f)                                    Any Tax Return for a period ending on or before the Closing Date to be prepared pursuant to the provisions of this Section 11.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns of the Corporation and the Subsidiaries (including the Corporation’s practice in respect of the method used to claim any interest expense in respect of the Debenture) unless otherwise required by Applicable Law or change in fact.

(g)                                 Purchaser shall not and shall not allow the Corporation or any Subsidiary to amend, refile or otherwise modify or grant an extension of any statute of limitations with respect to any Tax Return for the Corporation or the Subsidiaries for any taxation year ending on or before the Closing Date and shall not request an audit or assessment of any such Tax Return, in each case without prior written consent of Vendor which shall not be unreasonably withheld.  Vendor shall not file an amended Tax Return for the Corporation or the Subsidiaries for any taxable period ending on or before the Closing Date and shall not request an audit or assessment of any such Tax Return in each case without written consent of Purchaser which shall not be unreasonably withheld.

11.3                        Confidentiality of Tax Information

Unless otherwise required by Applicable Laws, stock exchange regulations or legal proceedings, each Party shall, and shall cause its Representatives to, keep confidential any non-public Tax information, records, and documents disclosed by the other Party, or to which that Party has received or been granted access, pursuant to this Article 11 and will not use that Tax information for any purpose other than making the determinations and taking such other actions contemplated by this Article 11.

11.4                        Section 338 Election

(a)                                  If Vendor desires Purchaser to make an election under section 338(g) of the Code (“section 338 election”) with respect to the Purchase of the Purchased Shares and the deemed purchase of the shares of any eligible Subsidiary, Vendor shall, no later than the Closing Date, prepare and deliver to Purchaser for signature all relevant forms necessary to make such election.  Purchaser agrees only to execute any such section 338 election and to forward such election by mail (within 10 Business Days after the receipt thereof by Purchaser) to Vendor for filing with the appropriate Government Authority.  Compliance with the requirements to ensure the validity of the section 338 election shall be the sole responsibility of Vendor and Purchaser shall not be responsible for the proper completion or filing of the section 338 election.  Vendor shall be solely responsible for the payment of any late filing penalty relating to the filing of such section 338 election.  Accordingly, Purchaser shall not be responsible or liable for any Taxes, interest, penalties, damages or expenses resulting from the failure by Vendor to properly complete any required forms or to properly file such forms.

(b)                                 Provided that Purchaser makes a section 338 election, the Purchase Price shall be allocated among the Assets in a manner required by Section 338 of the Code.  Within 60 days of the Closing Date, Vendor will provide to Purchaser copies of IRS Form 8883 and any required exhibits thereto (the “Asset Acquisition Statement”) with Vendor’s proposed allocation of the Purchase Price (together with any assumable Liabilities).  Within 15 days after the receipt of that Asset Acquisition Statement, Purchaser will propose to Vendor any changes in that Asset Acquisition Statement.  If no such changes are proposed in writing to Vendor, Purchaser shall be deemed to have agreed to, and accepted the Asset Acquisition Statement.  Purchaser and Vendor will endeavour in good faith to resolve any differences with respect to the Asset Acquisition Statement within 15 days after Vendor’s receipt of written notice of objection from Purchaser.  Should the Parties fail to reach an agreement as required under this Section 11.4(b) the Parties further agree to engage, as a shared expense, the Accounting Firm to resolve the issue.

11.5                        Tax Claims

(a)                                  Each Party shall promptly notify the other Party in writing on receipt by that Party or any of its respective Affiliates (including for Purchaser the Corporation and the Subsidiaries) or Representatives of notice of any pending or threatened federal, provincial, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Audit”) relating to Taxes of the Corporation or any of its Subsidiaries (any such Tax Audit, examination, claim or assessment for which Purchaser is entitled to seek, or is seeking or intends to seek, indemnification pursuant to the applicable part of Section 11.1, a “Tax Claim”).

(b)                                 Purchaser shall represent the interests of the Corporation and the Subsidiaries in and with respect to any Tax Claim relating to taxation years ending after the Closing Date and employ counsel of its own choice for that purpose.  Vendor shall control the conduct of any Tax Claim relating to any Tax period ending on or before the Closing Date. Purchaser shall have the right to participate in any such Tax Claim and Vendor shall not settle or compromise any such Tax Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld.

11.6                        Assistance and Cooperation

After the Closing, Vendor and Purchaser shall (and shall cause their respective Affiliates to):

(a)                                  cooperate in a timely manner in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Corporation and the Subsidiaries;

(b)                                 make available to the other Party and, in coordination with the other Party, to any taxing authority in a timely manner as reasonably requested all information, records, and documents relating to Taxes of the Corporation and the Subsidiaries or their Assets or properties or the Business;

(c)                                  provide timely notice to the other in writing of any pending or threatened Tax audits or assessment of the Corporation or the Subsidiaries for taxation years or other periods for which the other may have a liability under this Article 11;

(d)                                 within 30 days of the receipt of a written request therefor, furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxation year or other periods of the Corporation or any of the Subsidiaries;

(e)                                  timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 11.1;

(f)                                    timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article 11; and

(g)                                 use reasonable efforts to properly retain and maintain accounting and Tax records and information, in a timely manner consistent with taxing authority guidelines, to the extent those records and information relate to the Corporation and the Subsidiaries or any of the Assets and other properties of the Business until the expiration of the applicable period outlined in Section 6.2(a)(ii), and promptly notify the other prior to destruction of any of those Tax records or that information and provide the other Party a reasonable opportunity to make and retain copies of any of those Tax records or that information.

11.7                        Coordination with Other Provisions

If any provision of this Article 11 conflicts with or is duplicative of any provision of Articles 6 or 10, the provisions of this Article 11 shall govern.

11.8                        Miscellaneous

For Tax purposes, the Parties agree to treat all payments made pursuant to any indemnification obligation under this Agreement (including, without limitation, pursuant to this Article 11) as adjustments to the Purchase Price unless otherwise required by Applicable Law.

ARTICLE 12
TERMINATION AND CLOSING

12.1                        Termination

This Agreement may be terminated at any time before Closing:

(a)                                  by mutual written consent of Vendor and Purchaser;

(b)                                 by Purchaser, subject to Section 6.1, if any of Purchaser’s Conditions shall have not been fulfilled within 21 days after the date of this Agreement (except for Sections 7.3 and 7.4 which shall have been fulfilled by the Outside Date and except for those conditions which by their terms are not capable of being satisfied until the Closing Time) or shall have become incapable of fulfillment other than as a result of Purchaser’s breach of this Agreement, and shall not have been waived by Purchaser;

(c)                                  by Vendor, if any of Vendor’s Conditions shall have not been fulfilled within 21 days after the date of this Agreement (except for Sections 8.3 and 8.4, which shall have been fulfilled by the Outside Date and except for those conditions which by their terms are not capable of being satisfied until the Closing Time) or shall have become incapable of fulfillment other than as a result of Vendor’s breach of this Agreement, and shall not have been waived by Vendor and

(d)                                 by either Vendor or Purchaser, if the Closing does not occur on or before the Outside Date; provided that the right to terminate this Agreement under this Section 12.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement, except as provided in Section 9.15, has caused or resulted in the failure of the Closing to occur on or before the Outside Date.

12.2                        Regarding Termination by Purchaser

Any termination of this Agreement by Purchaser pursuant to Section 12.1 shall be without prejudice to any Claims that Purchaser may have arising hereunder out of any incorrect or inaccurate representations or warranties of Vendor in this Agreement or any breach by Vendor of any of its covenants in this Agreement, which shall not be subject to the limitations set forth in Article 6.

12.3                        Regarding Termination by Vendor

Any termination of this Agreement by Vendor pursuant to Section 12.1 shall be without prejudice to any Claims that Vendor may have arising out of any incorrect or inaccurate representations or warranties of Purchaser in this Agreement or any breach by Purchaser of any of its covenants, but subject always to the limitations set forth in Article 6 and, if applicable, Section 12.4(b).

12.4                        Deposit

(a)                                  At or before the Closing Time or at such time as this Agreement is terminated before Closing, as applicable, Vendor and Purchaser shall provide notice to the Escrow Agent which notice shall direct the Escrow Agent as to the payment of the Deposit.

(b)                                 Notwithstanding anything to the contrary herein contained, if the Closing does not occur because any representations or warranties made by Purchaser are incorrect or inaccurate or because Purchaser failed to perform any of its obligations or covenants under this Agreement, the full amount of the Deposit together with all accrued interest (less any applicable withholding Taxes) shall become the property of, shall be paid by the Escrow Agent to and may be retained by, Vendor as liquidated damages (and not as a penalty) to compensate Vendor for the expenses incurred and opportunities foregone as a result of the failure of the Purchase to close.  To the extent the Deposit is paid to Vendor in the circumstances described in this Section 12.4(b), Vendor shall retain the Deposit, plus any interest thereon (less applicable withholding Taxes), as genuine pre-estimate by Vendor and Purchaser of Vendor’s liquidated damages, not as a penalty, and as Vendor’s sole and exclusive remedy hereunder against Purchaser for any and all breaches hereof prior to the Closing or in connection with the termination of the Purchase contemplated under this Agreement and all other matters contemplated hereby and all other documents, understandings and arrangements related hereto..

(c)                                  If the Closing does not occur for any reason other than a default by Purchaser in the performance of its obligations or covenants under this Agreement or any representations or warranties made by Purchaser being incorrect or inaccurate, the full amount of the Deposit together with all accrued interest (less any applicable withholding Taxes) shall be immediately returned to Purchaser.

12.5                        Notice of Termination

In the event of termination by Vendor or Purchaser pursuant to this Article 12, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement (including the Parties’ obligation to consummate the Purchase) shall be terminated without further action by either Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  Purchaser shall return to Vendor all documents and copies and other materials received from or on behalf of Vendor relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b)                                 all confidential information received by Purchaser with respect to the Business, the Assets and the Purchased Shares shall be treated in accordance with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of the transactions contemplated by this Agreement.

12.6                        Effect of Termination

Subject to section 12.4(b), (i) each Party’s right of termination under this Article 12 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies, (ii) nothing in this Article 12 shall limit or affect any other rights or causes of action either Purchaser or Vendor may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement and (iii) nothing in this

Article 12  shall be deemed to release either Party from any liability for any breach by that Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

ARTICLE 13
GENERAL

13.1                        Non-Waiver

No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.2                        Public Notices

(a)                                  Vendor and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Laws or for financial reporting purposes or as otherwise provided herein and except that the Parties may disclose those terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as those Persons agree to keep the terms of this Agreement confidential).

(b)                                 Neither Party will make any press release or other public announcement respecting this Agreement without the consent of the other Party not to be unreasonably withheld or delayed, unless:

(i)                                     the Party desiring to make the press release or other public announcement is advised by its counsel that the release or announcement is required to comply with any Applicable Law or the rules of any securities regulatory authority, listing authority or stock exchange with which the disclosing Party or any Affiliate of either Party is bound to comply; and

(ii)                                  that press release or other public announcement does not disclose more information regarding this Agreement or the subject matter hereof than is required to comply with any Applicable Law or the rules of any securities regulatory authority, listing authority or stock exchange with which disclosing Party or any Affiliate of either Party is bound to comply.

(c)                                  Notwithstanding the foregoing, nothing contained herein or in the Confidentiality Agreement shall prevent a Party from furnishing any information to:

(i)                                     any Government Authority if required by Applicable Law or the rules of a securities regulatory authority, listing authority or stock exchange; or

(ii)                                  obtain the Competition Act Approval or the Investment Canada Approval;

or from making an announcement regarding this Agreement to its employees (including the Employees).

(d)                                 Purchaser shall be entitled to use information respecting the Assets in drafts or final copies of any prospectus, offering document or loan syndication materials in which

Purchaser proposes to describe the Purchase to the extent that any such information is required to comply with any Applicable Law or the rules of any securities regulatory authority, listing authority or stock exchange with which Purchaser is bound to comply or is reasonably required with respect to that loan syndication; provided that Vendor is given draft copies of the prospectus, offering document or those loan syndication materials and approves, in advance of the filing or distribution of any of those documents or materials, acting reasonably, any references to Vendor or the Purchase that may be provided therein.

(e)                                  A Party which proposes to make any such disclosure as described in Sections 13.2(b), (c) or (d) shall, to the extent reasonably possible, provide the other Party (or, in the case of competitively sensitive information, the other Party’s outside counsel) with a draft of the applicable press release or other document containing the disclosure at least two Business Days before its release, filing or delivery to enable the other Party to review that draft and advise of any comments it may have with respect thereto.  The Party proposing to make the disclosures will not unreasonably refuse to incorporate the requested changes of the other Party to the applicable press release or other document except to the extent its counsel advises that doing so will result in non compliance with Applicable Law or the rules of the applicable listing authority or stock exchange.

13.3                        Assignment

Neither this Agreement nor any benefits, rights or obligations under this Agreement shall be assignable by either Party, by operation of Applicable Law or otherwise, without the prior express written consent of the other Party which consent may be arbitrarily withheld.  Notwithstanding the foregoing prohibition on assignment, Purchaser may assign all of its benefits, rights and obligations under this Agreement to an Affiliate of Purchaser (but not if that assignment would extend the time for, or render less certain, the completion of the Purchase) provided that such assignment shall not release Purchaser from any of its obligations under this Agreement and provided further that such Affiliate enters into an agreement with Vendor satisfactory to Vendor, pursuant to which that Affiliate expressly assumes all of Purchaser’s obligations under this Agreement and, if that assignment occurs before the Closing, that Affiliate covenants to remain an Affiliate of Purchaser until Closing.  Subject to the foregoing, this Agreement shall inure to the benefit of, be enforceable by and be binding on the Parties and the Vendor Guarantor and the Purchaser Guarantor and their respective successors (including any successor by reason of amalgamation of any Party or the Vendor Guarantor or the Purchaser Guarantor) and permitted assigns.

13.4                        Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section 13.4 referred to as a ”Notice”) shall be in writing and shall be sufficiently given if delivered, or if transmitted by facsimile to:

(a)	in the case of a Notice to Vendor or Vendor Guarantor:

c/o Pogo Producing Company
2700, 5 Greenway Plaza
Houston, TX 77046-0504
	Attention:	Michael J. Killelea, Senior Vice-President, General Counsel and
Corporate Secretary
	Fax:	(713) 297-4970

with a copy to:

Fraser Milner Casgrain LLP
30th Floor
Fifth Avenue Place
237-4th Avenue S.W.
Calgary, Alberta, Canada
	Attention:	Miles F. Pittman
	Fax:	(403) 268-3100

(b)	in the case of a Notice to Purchaser or Purchaser Guarantor:

c/o Abu Dhabi National Energy Company PJSC
P.O. Box 55224
Abu Dhabi, United Arab Emirates
	Attention:	Francois Duquette, General Counsel
	Fax:	+971 2 642 2555

with a copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
	Attention:	Edward Sonnenschein
Eric Schwartzman
	Fax:	(212) 751-4864

and to

Heenan Blaikie LLP
12 Floor
Fifth Avenue Place
1st Street SW
Calgary, Alberta, Canada
	Attention:	Lloyd Symons
	Fax:	(866) 224-5597

or at such other address or number as the Person to whom that Notice is to be given shall have last notified the Person giving the same in the manner provided in this Section 13.4.  Any Notice will be deemed to have been validly and effectively given (i) if personally delivered, on the date of that delivery if that date is a Business Day and that delivery was made before 4:00 p.m. (Calgary time), and otherwise on the next Business Day; or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission if receipt of the transmission has been confirmed back.

13.5                        Further Assurances

Each Party and the Vendor Guarantor and the Purchaser Guarantor shall use all commercially reasonable efforts to provide such further documents or instruments required by any other Party, the

Vendor Guarantor or the Purchaser Guarantor, as applicable, as are reasonably necessary to carry out the provisions of this Agreement, whether before or after the Closing.

13.6                        No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, except as provided in Section 13.3, each Party covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any current or future shareholders (except to the extent a Party, Vendor Guarantor or Purchaser Guarantor) or agents of either Party, Vendor Guarantor or Purchaser Guarantor or any of their Affiliates (except to the extent a Party, Vendor Guarantor or Purchaser Guarantor), or any current, former or future director, officer, employee, shareholder (except to the extent a Party, Vendor Guarantor or Purchaser Guarantor) or agent of any of the foregoing, whether by any legal or equitable proceeding, or by virtue of any Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future shareholder (except to the extent a Party, Vendor Guarantor or Purchaser Guarantor) or agent of either Party, Vendor Guarantor or Purchaser Guarantor, or any of its Affiliates, or any current or former or future director, officer, employee, shareholder (except to the extent a Party, Vendor Guarantor or Purchaser Guarantor) or agent of any of the foregoing, for any obligation of the Parties, Vendor Guarantor or Purchaser Guarantor under this Agreement; provided that all obligations of each Party and each of Vendor Guarantor and Purchaser Guarantor shall be binding upon any successor of such Party, Vendor Guarantor or Purchaser Guarantor, whether by agreement, amalgamation, liquidation, operation of law or otherwise.

13.7                        Time of the Essence

Time shall be of the essence of this Agreement.

13.8                        Amendment

This Agreement may not be amended, waived or modified except by an express instrument in writing signed on behalf of each of the Parties, provided that consent therefore may be withheld by either Party arbitrarily.

13.9                        Invalidity

In the event that any one or more provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

13.10                 Counterparts

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument and a signed counterpart delivered by facsimile or other electronic means shall be considered as valid as an original counterpart.

13.11                 Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached.

It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

13.12                 No Third-Party Beneficiaries

This Agreement, other than as provided in Sections 10.1, 13.3 and 13.6 and in the provisions of Article 10 relating to indemnification, is not intended to confer on any Person other than the Parties any rights or remedies.

13.13                 Expenses

Each of the Parties shall pay their respective legal, accounting, and other professional advisory and all other fees, costs and expenses incurred in connection with the Purchase and the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

IN WITNESS WHEREOF the Parties, the Corporation, the Vendor Guarantor and the Purchaser Guarantor have duly executed this Agreement as of the date and year above written.

POGO ALBERTA, ULC

By:

Name:

Title:

NORTHROCK RESOURCES LTD.

By:

Name:

Title:

POGO PRODUCING COMPANY

By:

Name:

Title:

1325156 ALBERTA LTD.

By:

Name:

Title:

ABU DHABI NATIONAL ENERGY COMPANY PJSC

By:

Name:

Title: